EXHIBIT 2.1(i)





                       PURCHASE AGREEMENT



                          By and Among

                 AMERICAN FIREPLACE COMPANY AND
                HEARTH & HOME, INC., as SELLERS,

            HEARTH TECHNOLOGIES INC., as BUYER, and

                      HON INDUSTRIES INC.





                  Dated as of January 28, 2000

                       TABLE OF CONTENTS


                                                          Page

ARTICLE I.     PURCHASE AND SALE                               1
           1.1 Purchase and Sale of Assets                     1
               (a) [Intentionally omitted]                     1
               (b) Prepaids                                    2
               (c) Inventory                                   2
               (d) Accounts Receivable                         2
               (e) Fixed Assets                                2
               (f) [Intentionally omitted]                     2
               (g) Leased Property                             2
               (h) Intellectual Property Rights                2
               (i) Business Records                            3
               (j) Rights Under Confidentiality
                   Agreements and Warranties                   3
               (k) Customer List                               3
               (l) Catalogs and Advertising Materials          3
               (m) Purchase Orders                             3
               (n) Contracts                                   3
               (o) Permits                                     3
               (p) [Intentionally omitted]                     3
               (q) Goodwill                                    3
               (r) Miscellaneous                               4
           1.2 Retained Assets                                 4
               (a) Designated Assets                           4
               (b) Non-Assigned Contracts                      4
               (c) Employee Plan Assets                        4
               (d) Corporate Records                           4
               (e) Shares in H&H                               4
               (f) Insurance                                   5
           1.3 [Intentionally omitted]                         5
           1.4 Assignability and Consents                      5
               (a) Required Consents                           5
               (b) Nonassignable Items                         5
ARTICLE II.    LIABILITIES                                     6
           2.1 Assumption of Liabilities                       6
               (a) [Intentionally omitted]                     6
               (b) Accrued Liabilities                         6
               (c) Contracts                                   6
               (d) Warranty Commitments                        6
           2.2 Retained Liabilities                            6
               (a) Pre-Closing                                 7
               (b) Liabilities Relating to the Sale of
               (c) Employee-Related Liabilities                7
               (d) Litigation                                  7
               (e) Product, Environmental and Safety
                   Liability                                   7
               (f) Taxes                                       8
               (g) [Intentionally omitted]                     8
               (h) Liabilities Relating to Retained            8
                   Assets
               (i) Post-Closing Date                           8
               (j) Shutdown Costs                              8
               (k) Acquisition Payments                        9
ARTICLE III.   PURCHASE PRICE                                  9
           3.1 Payment                                         9
           3.2 [Intentionally omitted]                         9
           3.3 [Intentionally omitted]                         9
           3.4 [Intentionally omitted]                         9
           3.5 Satisfaction of Indebtedness                    9
           3.6 Purchase Price Allocation                      10
ARTICLE IV.    CLOSING                                        10
           4.1 General                                        10
           4.2 Documents to be Delivered by Asset Seller      10
           4.3 [Intentionally omitted]                        12
           4.4 Documents to be Delivered by Buyer             12
           4.5 Documents to be Delivered by Buyer and
               Sellers                                        13
           4.6 Other Documents to be Delivered                13
ARTICLE V.     REPRESENTATIONS AND WARRANTIES                 14
           5.1 Joint and Several Representations and
               Warranties of Sellers                          14
               (a) Organization and Standing; Power and
                   Authority                                  14
               (b) Articles and By-Laws                       15
               (c) Conflicts; Defaults                        15
               (d) Acquired Assets; Title to the
                   Acquired Assets                            16
               (e) Real Property                              17
               (f) Leases                                     17
               (g) Contracts                                  17
               (h) Financial Statements                       18
               (i) Liabilities                                20
               (j) Accounts Receivable; Collection;
                   Trade Payables                             21
               (k) Inventories                                21
               (l) Litigation                                 21
               (m) Customers and Suppliers                    22
               (n) Regulatory Compliance                      22
               (o) Brokers, Finders and Agents                22
               (p) Intellectual Property                      22
               (q) Permits                                    23
               (r) Employee Relations; Collective
                   Bargaining Agreements                      24
               (s) Employees and Employee Plans               24
               (t) Environmental and Safety Compliance        27
                   (i) General                                27
                   (ii) Specific Environmental
                        Representations and Warranties        27
                   (iii) Definitions                          28
               (u) Changes in Circumstances                   30
               (v) Taxes                                      30
               (w) Product Warranties                         33
               (x) Insurance                                  33
               (y) Approvals                                  34
               (z) Absence of Certain Commercial
                   Practices                                  34
               (aa) Bank Accounts                             34
               (ab) Books and Records                         34
               (ac) Warranty Costs                            35
               (ad) Penalties and Renegotiation of
                    Contracts                                 35
               (ae) Pricing Practices                         35
               (af) Copies of Documents                       35
               (ag) [Intentionally omitted]                   35
               (ah) Insider Interests; Advances               36
               (ai) Year 2000 Compliance                      36
               (aj) Disclosure                                37
           5.2 [Intentionally omitted]                        37
           5.3 Representations and Warranties of HON          37
               (a) Organization and Standing; Power and
                   Authority                                  37
               (b) Conflicts; Defaults                        37
               (c) Brokers, Finders and Agents                37
               (d) Consents                                   38
           5.4 Representations and Warranties Relating
               to Buyer                                       38
               (a) Organization and Standing; Power and
                   Authority                                  38
               (b) Capitalization                             38
               (c) Articles and By-Laws                       39
               (d) Conflicts; Defaults                        39
               (e) Compliance with Other Instruments,
                   etc.                                       39
               (f) Financial Statements                       39
               (g) Litigation                                 39
               (h) Absence of Certain Changes or Events       40
               (i) Brokers, Finders and Agents                40
               (j) Consents                                   40
               (k) Ability to Pay Cash Amount                 40
           5.5 General                                        40
ARTICLE VI.    CONDITIONS TO CLOSING                          40
           6.1 Conditions to Buyer's Obligations              40
               (a) Representations and Warranties             40
               (b) Covenants                                  41
               (c) Material Adverse Change                    41
               (d) Consents                                   41
               (e) No Proceeding or Litigation                41
               (f) Legal Matters                              42
               (g) Certificate of Seller                      42
               (h) Certificate; Documents                     42
               (i) Tax Certificates                           42
               (j) Lender Consents                            42
               (k) Other Closing                              42
           6.2 Conditions to Sellers' Obligations             42
               (a) Representations and Warranties             42
               (b) Covenants                                  43
               (c) Material Adverse Change                    43
               (d) Consents                                   43
               (e) No Proceeding or Litigation                43
               (f) Legal Matters                              43
               (g) Certificates of Buyer and HON              43
               (h) Certificates; Documents                    43
               (i) LaSalle Loan                               43
               (j) Other Closing                              43
  ARTICLE VII. COVENANTS OF SELLER                            44
           7.1 Conduct of Businesss                           44
               (a) Obligations for Borrowed Money             44
               (b) Employee Matters                           44
               (c) Sale of Assets                             44
               (d) Commitments                                44
               (e) Leased Facilities                          45
               (f) Encumbrances                               45
               (g) Insurance                                  45
               (h) Litigation                                 45
               (i) Representations and Warranties             45
               (j) Commitments                                45
           7.2 Disclosure Supplements                         45
           7.3 Closing                                        46
           7.4 Confidentiality                                46
           7.5 Maintenance of Insurance                       46
           7.6 Inventories                                    46
           7.7 Maintenance of, and Access to, Records         46
           7.8 Non-Competition                                46
               (a) Period and Conduct                         46
               (b) Territory                                  47
               (c) Definition                                 47
               (d) Remedies                                   47
               (e) Subsidiaries, Divisions and                47
                   Affiliates
               (f) Severability                               48
           7.9 Accounts Receivable                            48
          7.10 Name Change Filings                            48
          7.11 No Shopping                                    48
          7.12 Plant Closing Obligations                      48
          7.13 Further Assurances; Customer and Supplier
               Relationships; Assertion of Claims             49
          7.14 Appointment of Representative                  49
          7.15 Payment of Indebtedness; Releases              49
ARTICLE VIII.  COVENANTS OF BUYER AND HON                     50
           8.1 Covenants of Buyer                             50
               (a) Maintenance of, and Access to,
                   Records                                    50
               (b) Closing                                    50
               (c) Disclosure Supplements                     50
               (d) Copies                                     50
               (e) Insurance                                  50
               (f) Supply of Products                         50
               (g) Further Assurances                         50
           8.2 Covenants of HON                               51
               (a) Closing                                    51
               (b) IRB Consents                               51
               (c) Buyer Note                                 51
   ARTICLE IX. CERTAIN ADDITIONAL COVENANTS                   51
           9.1 Access to Records and Properties               51
           9.2 Expenses; Transfer Taxes                       51
           9.3 Bulk Transfer Laws                             52
           9.4 Press Releases and Disclosure                  52
           9.5 Cooperation in the Defense of Claims           52
           9.6 Regulatory Approvals                           52
           9.7 Employee Matters                               53
           9.8 [Intentionally omitted]                        54
           9.9 Product Warranty Work                          54
    ARTICLE X. TERMINATION                                    55
          10.1 Termination                                    55
               (a) Mutual Consent                             55
               (b) Termination Date                           55
               (c) Sellers Misrepresentation or Breach        55
               (d) Buyer Misrepresentation or Breach          55
               (e) Court Order                                55
               (f) Material Adverse Change                    55
               (g) Buyer's Conditions                         55
               (h) Sellers' Conditions                        55
          10.2 Effect of Termination                          56
   ARTICLE XI. INDEMNIFICATION                                56
          11.1 Indemnification by Buyer                       56
          11.2 Indemnification by Sellers                     56
               (I) General                                    56
               (II) Environmental Indemnification             57
          11.3 Notice of Claim; Right to Participate in
               and Defend Third Party Claim                   57
          11.4 Setoff                                         58
          11.5 Time Limitations on Claims for
               Indemnification                                59
          11.6 Maximum and DeMinimis Amounts                  59
          11.7 Exclusions                                     60
          11.8 Dispute Resolution                             60
  ARTICLE XII. MISCELLANEOUS                                  62
          12.1 Amendments                                     62
          12.2 Entire Agreement                               62
          12.3 Governing Law                                  62
          12.4 Notices                                        62
          12.5 Counterparts                                   63
          12.6 Assignment                                     63
          12.7 Waivers                                        63
          12.8 Third Parties                                  63
          12.9 Schedules                                      63
         12.10 Headings                                       64
         12.11 Certain Definitions                            64
         12.12 Remedies Not Exclusive                         64
         12.13 Gender and Number                              64
         12.14 Attorney's Fees                                64

                       PURCHASE AGREEMENT


          THIS PURCHASE AGREEMENT (this "Agreement") dated as of January 28, 2000, is among AMERICAN FIREPLACE COMPANY, a Maryland corporation ("AFC") formerly known as Thulman Eastern Corporation (as so known, "TEC"), HEARTH & HOME, INC., a Maryland corporation ("H&H") (collectively, "Sellers" or the "Companies"), HEARTH TECHNOLOGIES INC., an Iowa corporation ("Buyer"), and HON INDUSTRIES INC., an Iowa corporation ("HON").

                      W I T N E S S E T H:

          WHEREAS, the Companies carry on the business (the "Business") of (1) designing, manufacturing, distributing, marketing, selling and installing hearth and fireplace products, including gas and wood burning fireplaces, inserts, stoves, logs, mantels, surrounds, fascia, cabinetry, venting parts and accessories ("Hearth Products") and (2) distributing, marketing, selling and installing spas, outdoor kitchens, barbecues and grills, and related products, such as outdoor and patio furniture, shelving and garage doors ("Other Products," and together with Hearth Products, the "Products");

          WHEREAS, the Companies (each, an "Asset Seller" and collectively, the "Asset Sellers") desire to sell substantially all of their respective assets, properties, rights and interests to Buyer; and

          WHEREAS, Buyer desires to purchase and acquire from each Asset Seller substantially all of such assets, properties, rights and interests of such Asset Seller in consideration of certain payments by Buyer and the assumption by Buyer of certain liabilities and obligations of such Asset Seller specifically disclosed in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, HON, Buyer and the Asset Sellers, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

                 ARTICLE I.  PURCHASE AND SALE

          1.1 Purchase and Sale of Assets. At the Closing (as hereinafter defined) and effective as of the Closing Date (as hereinafter defined), Buyer shall purchase and acquire from each Asset Seller, and each Asset Seller shall sell, transfer, convey, assign and deliver to Buyer, on a going concern basis, all of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of such Asset Seller wherever situated, as the same shall exist as of the Closing Date, and wherever situated, including, without limitation, the following:

          (a)  [Intentionally omitted];

          (b) Prepaids. All prepaid expenses, advance payments, deposits, surety accounts and other similar assets, including, without limitation, prepaid deposits with landlords, suppliers and utilities;

          (c) Inventory. All inventories of products, work-in-process, finished goods, raw materials, supplies and parts (collectively, "Inventory" or "Inventories"), including, without limitation, all Inventories located at the facilities listed on the Schedule entitled "Real Estate and Leases";

          (d) Accounts Receivable. All accounts receivable, any payments received with respect thereto after the Closing
     Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto
     (collectively, "Accounts Receivable");

          (e) Fixed Assets. All tangible personal property, plant and equipment, including, without limitation, buildings, structures, fixtures, machinery and equipment, dies, jigs, molds, patterns, tools, tooling, production fixtures, maintenance machinery and equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, leasehold improvements and construction-in-process, and all tangible personal property set forth on the Schedule entitled "Fixed Assets" attached hereto (collectively, the "Fixed Assets");

          (f)  [Intentionally omitted];

          (g) Leased Property. All rights and interests under the lease agreements (the "Lease Agreements") more particularly described under the heading "Leased Property" on the Schedule entitled "Real Estate and Leases" attached hereto, which descriptions are incorporated herein by reference (the premises subject to the Lease Agreements being hereinafter collectively referred to as the "Leased Property");

          (h) Intellectual Property Rights. All inventions, discoveries, trademarks, patents, trade names, copyrights, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, discoveries, trade secrets, test procedures, processes, research data, formulas and other confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, and extensions, divisions and reissuances of, any of the foregoing, and rights therein, including, without limitation, (i) the names "American Fireplace Company" and "Hearth & Home, Inc." and all related trade and business names and trademarks, (ii) the intellectual and intangible property rights described on the Schedule entitled "Intellectual Property" attached hereto, (iii) the production methods, formulas, know-how and technical expertise relating to the Products and (iv) any and all domain names, World Wide Web sites and related content and software, including electronic commerce and ordering software, rights of use and access to related computer servers and programs, and rights under related contracts, agreements and licenses (collectively, the "Intangibles");

          (i) Business Records. All books and records, including, without limitation, all files, invoices, forms, accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, employment records, studies, reports or summaries relating to any Environmental Requirements (as hereinafter defined), and other books and records relating to the operation of the Business or other assets or properties, and any confidential information which has been reduced to writing or other tangible medium;

          (j) Rights Under Confidentiality Agreements and Warranties. All rights, claims and benefits of such Asset Seller in, to or under any (i) (A) employee confidentiality agreements entered into by such Asset Seller and (B) confidentiality or secrecy agreements entered into by such Asset Seller with third parties that relate to the use or disclosure of information; (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of such Asset Seller); and (iii) non-competition or non-solicitation agreements, restrictive covenants and similar agreements;

          (k) Customer List. Lists of all of the Persons to whom or to which such Asset Seller has sold or otherwise furnished Products, directly or indirectly (individually, a "Customer" and collectively, the "Customers," such terms to include any assignee or successor of any such Person, whether by consolidation, merger, sale of assets or otherwise), including related information as to the unit and dollar volume of such sales, the type of Products so sold or furnished, the method of distribution and other relevant marketing and product information for each Customer (the "Customer Lists"), which Customer Lists will be delivered at Closing via electronic means;

          (l) Catalogs and Advertising Materials. All promotional and advertising materials, including, without limitation, all catalogs, brochures, plans, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, and labels and packaging materials;

          (m) Purchase Orders. All unfilled purchase and sale orders (including releases of quantities pursuant thereto);

          (n) Contracts. Subject to Sections 1.2(b) and 1.4, all rights, benefits and interests of such Asset Seller in and to all licenses, leases, contracts, agreements, commitments and undertakings;

          (o) Permits. All licenses, permits, approvals, variances, waivers or consents (collectively, the "Permits"), to the extent transferable, issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities");

          (p)  [Intentionally omitted];

          (q) Goodwill. The goodwill of such Asset Seller as a going concern; and

          (r) Miscellaneous. Except for the Retained Assets (as hereinafter defined), all other assets, properties, rights and interests of such Asset Seller, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including, without limitation, those assets, properties, rights and interests set forth on the Unaudited Balance Sheet (as hereinafter defined), all of which are to be sold, transferred, conveyed, assigned and delivered to Buyer at the Closing pursuant to this Agreement.

All of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of such Asset Seller, which are to be sold, transferred, conveyed, assigned and delivered by such Asset Seller to Buyer at the Closing as contemplated herein, including without limitation, those described in clauses (a) through (r) above, but excluding the Retained Assets, are referred to herein collectively as the "Acquired Assets".

          1.2 Retained Assets. Anything in Section 1.1 to the contrary notwithstanding, the following assets (collectively, the "Retained Assets") shall be retained by each Asset Seller, and Buyer shall in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the following:

          (a) Designated Assets. The assets, properties, rights and/or interests, owned, used, occupied or held by or for the benefit of such Asset Seller that are listed on Schedule
     1.2 as not being included within, or constituting a part of, the Acquired Assets (collectively, the "Designated Assets");

          (b) Non-Assigned Contracts. All of the rights and interests, and all of the liabilities and obligations, of each Asset Seller in, under or pursuant to any license, lease, contract, agreement, commitment or undertaking set forth on the Schedule entitled "Non-Assigned Contracts" (collectively, the "Non-Assigned Contracts");

          (c) Employee Plan Assets. Except as otherwise provided in Section 9.7, the rights of such Asset Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other bonus, stock option, stock appreciation, stock purchase, severance, termination, lay-off, leave of absence, disability, workers compensation, pension, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement of such Asset Seller applicable to such Asset Seller's past, present or future employees (collectively, "Employee Plans"); and

          (d) Corporate Records. Such Asset Seller's minute books, stock books, stock ledger and corporate seal;

          (e) Shares in H&H. All issued and outstanding shares of capital stock, or other equity interests, including limited liability company interests, of H&H, TEC-USA, Inc.
     and HSA, L.L.C. held by AFC; and

          (f) Insurance. All rights, claims and benefits of such Asset Seller in, to or under all insurance policies maintained by such Asset Seller, or by any Affiliate of such Asset Seller for the Business or the Acquired Assets.

          1.3  [Intentionally omitted]

          1.4  Assignability and Consents.

          (a) Required Consents. The Schedule entitled "Assignments and Consents" sets forth a list of all material Acquired Assets, including material Contracts, Permits and Lease Agreements, which are non-assignable or non-transferable or cannot be subleased to Buyer without, or with respect to which the transactions contemplated by this Agreement would require, a consent, novation, approval, authorization, waiver, agreement, or satisfaction of any other requirement (including filing and registration requirements) of or from some other individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority (each, a "Person") ("Consents"). Each Seller has commenced and shall continue to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all Consents, from any Persons necessary to authorize, approve or permit, and to consummate and make effective, the transactions contemplated by this Agreement, including full and complete sale, conveyance, assignment, sublease or transfer of the Acquired Assets, and to continue such efforts as may be required after the Closing Date; provided, however, that (i) the Sellers shall not be required to take any such action with respect to contracts with home builders specified on the Schedule entitled "Builder Contracts" ("Builder Contracts"), and
     (ii) Sellers shall only be required under this Section 1.4, as a condition precedent to Buyer's obligations to consummate the transactions provided for by this Agreement, to obtain consents to the assignment of material Lease Agreements (the "Required Consents").

          (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute, or be deemed to constitute, an Agreement to sell, convey, assign, sublease or transfer any Acquired Assets, including Contracts, Permits and Lease Agreements, if an attempted or deemed sale, conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of, any Seller or Buyer with respect thereto ("Nonassignable Items"). Each Seller shall use its best efforts, and Buyer shall cooperate in all reasonable respects with Sellers, to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, each Seller and its appropriate Affiliate, and Buyer, shall, at and after the Closing (i) enter into such arrangements (including related written agreements) as Buyer may reasonably request to provide Buyer the benefit of any such Nonassignable Items (it being acknowledged that such arrangement may include obligations imposed on Sellers and such Affiliates promptly to pay to Buyer when received all monies and other items of value received by Sellers and such Affiliates under any such Nonassignable Item) in exchange for the performance by Buyer of Sellers' obligations in respect of such Nonassignable Items under Section 2.1(c) and
     (ii) use their reasonable best efforts to assure that the Companies' current customers and suppliers shall continue to do business with Buyer in accordance with the terms and for the periods of time set forth in any Nonassignable Item.

                    ARTICLE II.  LIABILITIES

          2.1 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, at the Closing and effective as of the Closing Date, and shall thereafter pay, perform and discharge as and when due, except as otherwise provided in Section 9.7, the following, and only the following, liabilities and obligations of each Asset Seller with respect to its operation of its Business (collectively, the "Assumed Liabilities"):

          (a)  [Intentionally omitted];

          (b) Accrued Liabilities. All accounts payable, accrued expenses and other liabilities referred to under the caption "Assumed" on Schedule 2.1(b) in the amounts set forth thereon or such greater amounts as may arise or accrue after the date of such Schedule in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement;

          (c) Contracts. All ordinary and normal liabilities and obligations of Sellers arising under the terms of the Contracts disclosed on the Schedule entitled "Contracts" other than contracts that constitute Non-Assigned Contracts or are included in the Designated Assets (the "Assumed Contracts") but only to the extent such liabilities and obligations arise or accrue after the Closing Date in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement; provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations that (i) arise from breaches thereof or defaults thereunder by Sellers (other than any breach of any Builder Contract deemed to arise solely as a result of the assignment of any such Builder Contract to Buyer pursuant to this Agreement), (ii) require any payment or other consideration including any earn-out or contingent purchase price, in connection with any merger, acquisition or similar transaction, or (iii) arise under instruments or agreements evidencing indebtedness of Sellers (other than those installment contracts, capital leases or vehicle sales contracts that are disclosed on the Schedule entitled "Contracts" and pursuant to which Acquired Assets are being purchased or leased by any Company), all of which liabilities and obligations shall constitute Retained Liabilities (as hereinafter defined); and

          (d)  Warranty Commitments.  The Ordinary Warranty
     Commitments (as defined in Section 5.1(w)).

          2.2 Retained Liabilities. Except to the extent assumed as provided in Section 2.1 or Section 9.7, each Asset Seller shall retain, and Buyer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of such Asset Seller, whether or not of, associated with, or arising from, any of the Acquired Assets, and whether fixed, contingent or otherwise, known or unknown (collectively referred to hereinafter as the "Retained Liabilities"), including, without limitation, the following:

          (a) Pre-Closing. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Products or any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

          (b) Liabilities Relating to the Sale of Acquired Assets. All liabilities and obligations of such Asset Seller or any of its Affiliates, or their respective directors, officers, shareholders or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date, including, without limitation, all liabilities to shareholders or former shareholders of any Seller, finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of such Asset Seller or any of its Affiliates;

          (c) Employee-Related Liabilities. All liabilities and obligations to any persons at any time employed by such Asset Seller or its Affiliates or their respective predecessors-in-interest in the Business or otherwise, at any time or to any such person's spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons' employment by such Asset Seller or its Affiliates or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (i) under any Employee Plans,
     (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining Laws, agreements or arrangements, or (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims;

          (d) Litigation. All liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending on the date hereof, or constituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by such Asset Seller or any of its Affiliates (or any of their respective predecessors-in-interest), or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any Products or any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with such Asset Seller);

          (e) Product, Environmental and Safety Liability. Without limiting the rights of Sellers against any third party, all liabilities and obligations relating to the Business, any Products or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business, Products or the Acquired Assets), based in whole or in part on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered or goods manufactured, including, without limitation, product warranty claims (other than Ordinary Warranty Commitments) and product liability claims, and claims for refunds (other than customer deposits), returns, personal injury and property damage, (ii) Hazardous Materials, Environmental Requirements or Environmental Damages (all as hereinafter defined) including costs to obtain permits required to be, but not obtained, prior to Closing and to document hazardous waste disposals, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, or (iv) compliance with any statutes, laws, rules, regulations, orders, ordinances, codes and decrees of Governmental Authorities (collectively, "Laws") relating to any of the foregoing;

          (f) Taxes. All liabilities and obligations of such Asset Seller or any of its Affiliates (or any of their respective predecessors-in-interest) for any Taxes (as hereinafter defined) due or becoming due by reason of
     (i) the conduct of the Business, or (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition, of any Products or any of the Acquired Assets, including, without limitation, (1) Taxes attributable to the sale of inventory and employee withholding tax obligations;
     (2) Taxes imposed on, or accruing as a result of the purchase and sale of the Acquired Assets (except state sales or other similar transfer taxes arising in connection with the transfer of assets to Buyer as provided in Section 9.2); and (3) Taxes attributable to, or resulting from, recapture of depreciation, other tax benefit items, or otherwise arising from the transactions contemplated by, this Agreement;

          (g)  [Intentionally omitted];

          (h) Liabilities Relating to Retained Assets. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests that are not being acquired by Buyer hereunder, including, without limitation, the Retained Assets;

          (i)  Post-Closing Date.  All liabilities and
     obligations incurred by such Asset Seller or its Affiliates or their respective directors, officers, shareholders, agents or employees, other than on behalf of Buyer or its Affiliates, after the Closing Date;

          (j) Shutdown Costs. Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown prior to the Closing of any of the operations and facilities utilized by such Asset Seller, including, without limitation, any action which could be construed as a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 ("WARN"), or any "employment loss," as defined in WARN, which any employee of such Asset Seller or any of its Affiliates may suffer; provided, however, that, for purposes of this
     Section 2.2(j), employees of the Asset Sellers immediately prior to the Closing shall be deemed to be employees of Buyer as of the Closing Date; and

          (k) Acquisition Payments. All liabilities and obligations of any Company to make any payment or provide consideration in connection with any merger, acquisition or similar transaction.

                  ARTICLE III.  PURCHASE PRICE

          3.1 Payment. In full consideration for the transfer of the Acquired Assets, at the Closing Buyer shall:

          (i) deliver and pay to Sellers Thirty-eight Million Seven Hundred Fifty Thousand Dollars ($38,750,000) (the "Cash Amount") in immediately available funds by bank wire transfer to an account designated in writing for this purpose by McGuire, Woods, Battle & Boothe LLP, special counsel to Sellers ("Sellers' Counsel"), on behalf of Sellers to Buyer prior to the Closing;

          (ii) execute and deliver to Sellers a Promissory Note (the "Buyer Note"), dated as of the Closing Date, payable in the original principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) to Sellers, and in substantially the form of Schedule 3.1(ii) hereto; and

          (iii)execute and deliver to Sellers Convertible
               Debentures with a combined face amount of $26,500,000, dated as of the Closing Date, payable in such denominations and in such amounts to such payees as set forth in, and in substantially the form of, Schedule 3.1(iii) hereto
               ("Convertible Debentures", and collectively with the Cash Amount and the Buyer Note, the "Purchase Price").

          3.2  [Intentionally omitted]

          3.3  [Intentionally omitted]

          3.4  [Intentionally omitted]

          3.5 Satisfaction of Indebtedness. At or prior to the Closing, each Company shall take such actions (including without limitation paying, or directing Buyer to apply a portion of the Cash Amount to pay to, the creditors of such Company) as may be required to fully pay, satisfy and discharge all of the indebtedness of such Company, including the promissory notes and other evidence of indebtedness listed or described on the Schedule entitled "Existing Indebtedness to be Discharged by Closing," and to obtain and deliver to Buyer copies of all executed releases, in form and substance reasonably satisfactory to Buyer, necessary to secure the release of all Liens other than Permitted Liens (as hereinafter defined) on the Acquired Assets relating thereto (all of which releases Sellers shall cause to be filed promptly, but no later than two (2) business days, after payment of the related indebtedness and in any event promptly after the Closing Date).

          3.6 Purchase Price Allocation. The Purchase Price represents the amount agreed upon by the parties to be the aggregate value of the Acquired Assets and shall be allocated among the Acquired Assets, in accordance with their respective fair market values, which the parties have agreed are or shall be as set forth on the Schedule entitled "Agreed Allocation of Purchase Price" attached hereto. Any excess of the Purchase Price over the fair market value of the Acquired Assets shall be allocated to goodwill. Each of the parties shall report the purchase and sale of the Acquired Assets, including, without limitation, in all federal, foreign, state, local and other Tax returns and reports prepared and filed by or for any Seller or Buyer, in accordance with the basis of allocation described in this Section 3.6.

                      ARTICLE IV.  CLOSING

          4.1 General. As used in this Agreement, the "Closing" shall mean the time at which Sellers consummate the sale, assignment, transfer and delivery of the Acquired Assets to Buyer as provided herein by the execution and delivery by Sellers of the documents and instruments referred to in Section 4.2 against delivery by Buyer of the documents and payments provided in Sections 3.1 and 4.4, and Sellers, Buyer and the other Persons referred to herein deliver the additional documents referred to in Sections 4.5 and 4.6. In the absence of a prior termination of this Agreement by one of the parties in accordance with
Article X, the Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 77 West Wacker, 35th Floor, Chicago, Illinois 60601-1692 at 10:00 A.M. on the second business day following the day on which the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") shall have expired or been terminated (the "HSR Approvals"), or at such other time and place and on such other day as shall be mutually agreed upon in writing by the parties hereto (the "Closing Date"). Legal title, equitable title and risk of loss with respect to the Acquired Assets shall not pass to Buyer until the Acquired Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Central Time) on the Closing Date.

          4.2  Documents to be Delivered by Asset Seller.  At the
Closing, each Asset Seller shall deliver to Buyer:

          (a) Copies of (i) the resolutions of the Boards of Directors and shareholders of such Asset Seller, including, in the case of H&H, AFC as the sole shareholder of H&H, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) such Asset Seller's respective Articles of Incorporation, and
     (iii) such Asset Seller's respective Bylaws, all certified by the respective corporate Secretary or Assistant Secretary of such Asset Seller to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

          (b) A bill of sale transferring such Asset Seller's Acquired Assets to Buyer, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other variances, reservations or limitations of any nature) or encumbrances whatsoever (collectively, "Liens") except for Permitted Liens and subject to filing of those releases and documents referred to in Sections 3.5 and 4.2(k);

          (c) An opinion, dated as of the Closing Date, of Sellers' Counsel, addressed to Buyer, substantially in the form attached hereto as Schedule 4.2(c);

          (d) Copies of all Required Consents, together with the related estoppel certificate from such landlord with respect to each such Lease Agreement for which a Required Consent is provided;

          (e) Instruments of assignment to Buyer of all of such Asset Seller's trademarks, trade names, service marks and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) identified on the Schedule entitled "Intellectual Property";

          (f)  The certificate required by Section 6.1(g);

          (g) Good standing or status certificates for such Asset Seller from the appropriate state authorities in each jurisdiction in which such Asset Seller is either incorporated or qualified to do business as a foreign corporation, each dated not more than thirty (30) days prior to the Closing, together with facsimiles or telegrams, if available, or, if not, oral advice as to good standing as of the Closing from each of such jurisdictions;

          (h) Evidence of the due filing by each Asset Seller's ultimate parent with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") pursuant to the H-S-R Act and the expiration or early termination of the waiting periods thereunder;

          (i) An incumbency certificate of the officers of each Asset Seller;

          (j) Instruments of assignment of each Lease Agreement to which such Asset Seller is a party;

          (k) Copies of executed releases, in form and substance reasonably satisfactory to Buyer, including, without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any Acquired Assets, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which the Acquired Assets are subject including, without limitation, Liens securing the indebtedness described in the Schedule entitled "Existing Indebtedness to be Discharged by Closing", together with evidence satisfactory to Buyer that the indebtedness described on such Schedule shall have been satisfied and extinguished, which releases Sellers shall cause to be filed upon payment of the related indebtedness and in any event promptly after the Closing Date;

          (l) A receipt from each of the Asset Sellers acknowledging receipt of the Purchase Price allocable to the Acquired Assets and the Assumed Liabilities of such Asset
     Seller;

          (m) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets (including such certificates of title or other documents as are so required with respect to any vehicles included in the Acquired Assets), free and clear of any and all Liens except Permitted Liens, and subject to filing of those releases and documents referred to in Sections 3.5 and 4.2(k);

          (n) Copies of resolutions transferring sponsorship of the Assumed Plan (as hereinafter defined) to Buyer, the Assignment Agreement dated as of the Closing transferring sponsorship of the Assumed Plan, and amendments to the Assumed Plan pursuant to Section 9.7 reflecting the transfer of sponsorship of the Assumed Plan to Buyer; and

          (o) Joinder agreements executed by each Additional Securityholder (as defined below) party to the Securityholders' Agreement, dated as of the Closing Date (the "Securityholders' Agreement"), among HON, Buyer, Sellers, Ron F. Skoronski, Kirk R. Sorensen, Madison Fire Place, Inc., a Wisconsin corporation ("Madison"), Fireplace & Spa, Inc., a Wisconsin corporation ("FPSI"), The Minocqua Fireplace Company, a Wisconsin corporation ("Minocqua"), and each of the Persons listed on Schedule 1.1(b) thereto as an Additional Securityholder (the "Additional Securityholders").

          4.3  [Intentionally omitted]

          4.4  Documents to be Delivered by Buyer.  At the
Closing, Buyer shall deliver or cause to be delivered to Sellers:

          (a) A copy of (i) the resolutions of the Board of Directors of Buyer and HON authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) HON's Articles of Incorporation,
     (iii) Buyer's Articles of Incorporation, as amended to increase the number of authorized shares of common stock of Buyer to 10,000,000, and (iv) HON's and Buyer's respective Bylaws, all certified by the Secretary or an Assistant Secretary of Buyer or HON to be true, correct, complete and in full force and effect as of the Closing Date;

          (b)  The certificate required by Section 6.2(g);

          (c) Evidence of the payment of the Cash Amount in the manner and the amount set forth in Section 3.1;

          (d) the Buyer Note, duly executed on behalf of Buyer, and in substantially the form attached hereto as Schedule
     3.1(ii);

          (e) evidence of the due filing by Buyer's ultimate parent, HON, with the FTC and the DOJ pursuant to the H-S-R
     Act and the expiration or early termination of the waiting period thereunder;

          (f)  An opinion, dated the Closing Date, of James I.
     Johnson, Vice President and General Counsel of HON, addressed to Sellers, substantially in the form attached hereto as Schedule 4.4(f);

          (g) Good standing and tax certificates for Buyer and HON from the Secretary of State of Iowa, each dated not more than thirty (30) days prior to the Closing, together with facsimiles or telegrams, if available, or, if not, oral advice, as to good standing as of the Closing from each of such jurisdictions;

          (h) An Incumbency Certificate of the officers of each of Buyer and HON;

          (i)  An Instrument of Assumption of the Assumed
     Liabilities, substantially in the form attached hereto as
     Schedule 4.4(i);

          (j) The Convertible Debentures, in substantially the form attached hereto as Schedule 3.1(iii), duly executed on behalf of Buyer and issued to the persons set forth on
     Schedule 3.1(iii);

          (k) A Guaranty, in substantially the form attached hereto as Schedule 4.4(k), duly executed on behalf of HON
     (the "HON Guaranty"); and

          (l) Resolutions accepting the transfer of sponsorship of the Assumed Plan from AFC, and the Assumption Agreement dated as of the Closing transferring sponsorship of the Assumed Plan.

          4.5  Documents to be Delivered by Buyer and Sellers.
At the Closing, Buyer and Sellers shall execute and deliver (i) a letter of credit in support or a guaranty of Sellers' obligations under the loan to be made to Sellers referred to in Section 6.2(i), (ii) a reimbursement agreement, in form and substance satisfactory to Buyer, obligating Sellers to reimburse Buyer for any liabilities, obligations and costs it incurs, including amounts paid to LaSalle Bank N.A., related to the transactions contemplated by this Section 4.5, and (iii) a pledge agreement, in form and substance satisfactory to Buyer, pledging such amount of Convertible Debentures to Buyer as may be necessary to fully secure Sellers' obligations under the documents described in this
Section 4.5.

          4.6  Other Documents to be Delivered.  At the Closing:

          (a) Buyer shall execute and deliver an Employment and Non-Competition Agreement with each of Richard A. Grove, Jr., Philip T. Mercer ("Mercer"), James Setree and David E. Scott (the "Key Employees") in substantially the form attached hereto as Schedule 4.6(a) (each, an "Employment and Non-Competition Agreement").

          (b)  Each of Rodney A. Hempel, L. Denny Mercer,
     Philip F. Dwyer, Brenda Gay Mercer, Amy Lynn Doody and
     Michael D. Mercer shall execute and deliver a Non-
     Competition Agreement to the effect set forth in Section 7.8
     (each, a "Non-Competition Agreement".

          (c) Each shareholder of the Asset Sellers shall execute and deliver a Guaranty Agreement substantially in the form attached hereto as Schedule 4.6(c) (each, a "Shareholder Guaranty").

          (d)  [Intentionally omitted]

          (e)  [Intentionally omitted]

          (f) Wayne Newsome, president of H&H, shall execute and deliver to Buyer a consent to the assignment of the license agreement dated April 21, 1999 between Wayne Newsome and
     AFC.

          (g) Sellers shall deliver such instruments of satisfaction, release, waiver and settlement relating to the acquisition and related agreements and instruments, including promissory notes and rights of first refusal, to which the Companies are a party as described on
     Schedule 4.6(g), including (i) payment of all promissory notes, (ii) payment and satisfaction of contingent purchase price agreements, (iii) releases of Liens on any Assets, and
     (iv) waiver of right of first refusal provisions.

          (h) Deutsche Bank Securities Inc. shall deliver an executed commitment letter obligating it or one of its Affiliates to purchase the Buyer Note from Sellers on the Closing Date.

          (i) HON, Buyer, Sellers, Ron F. Skoronski, Kirk R. Sorensen, Madison, FPSI, Minocqua, and the other parties listed on the signature page thereto shall execute and deliver a Securityholders' Agreement, in substantially the form attached hereto as Schedule 4.6(i).

           ARTICLE V.  REPRESENTATIONS AND WARRANTIES

          5.1 Joint and Several Representations and Warranties of Sellers. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Schedules referred to in this Section 5.1 and attached to this Agreement, Sellers hereby jointly and severally represent and warrant to Buyer that:

          (a) Organization and Standing; Power and Authority. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the states described on Schedule 5.1(a), and has full corporate power and authority to operate its business, to own or lease its assets, to carry on its business as now being conducted, and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Except as disclosed on the Schedule entitled "Affiliate Companies", the Companies have no subsidiary corporations, own no interest, direct or indirect, in any other business enterprise, firm or corporation, and are the only business enterprises, firms or corporations through which the Business (or any business competing with or similar to the Business) is conducted, or which owns, leases or uses assets related to the Business. Each Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have, or might reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the condition (financial or otherwise), business, assets, properties or operations (a "Material Adverse Effect") of the Companies, taken as whole. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by any Person in connection herewith (collectively, the "Transaction Documents") to which any Seller is party have been, or upon execution thereof will be, duly executed and delivered by such Seller. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Directors and shareholders of each such Company, and constitute the valid and binding obligations of each Seller, enforceable in accordance with their respective terms. Each Asset Seller represents and warrants that it has been duly authorized by its shareholders to make the agreements set forth in Section 7.8 and to bind all of its shareholders thereto.

          (b) Articles and By-Laws. The copies of the Articles of Incorporation and Bylaws of each Company heretofore delivered to Buyer are true, correct and complete.

          (c) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by any Seller, nor the performance by Sellers of the transactions contemplated hereby or thereby, will
     (i) violate, conflict with, or constitute a default under, any of the terms of any Company's Articles of Incorporation or By-Laws, (ii) except for any default arising solely from the failure to obtain any Consent other than any Required Consent, violate, conflict with, or constitute a default under any provisions of, or result in the acceleration of any obligation under, (x) the Contracts, (y) any order, judgment or decree, relating to the Business or the Acquired Assets, or by which any Company or the Acquired Assets are bound, or (z) any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, relating to the Business or the Acquired Assets, or by which any Company or the Acquired Assets are bound, which violation, conflict, default or acceleration described in this clause (z) would result in a Material Adverse Effect upon the Companies, taken as a whole, (iii) result in the creation or imposition of any Liens or restrictions, liens, encumbrances, claims (including any "adverse claim" as such term is defined in the Uniform Commercial Code), options, calls, pledges, trusts and other commitments, agreements or arrangements (collectively, "Claims") in favor of any third Person or entity upon any of the Acquired Assets, (iv) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, (v) constitute an event which, after notice or lapse or time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens or Claims, (vi) constitute an event which, after notice of lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets. Except as set forth in the Schedule entitled "Assignment and Consents", no consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Buyer following the Closing of any contract, agreement, commitment or undertaking included in the Acquired Assets. No Company is in violation of or in default under its Articles of Incorporation or Bylaws. No Company is in violation of or in default under or any provision of (x) the Contracts, (y) any order, judgment or decree, relating to the Business, or the Acquired Assets, or by which any Company, or the Acquired Assets are bound, or (z) any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Sellers or the Acquired Assets is bound described in this clause (z), which violation or default would result in a Material Adverse Effect upon the Companies, taken as a whole, or in the payment of any monetary obligations or debts relating to the Business, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

          (d) Acquired Assets; Title to the Acquired Assets. Except for the Retained Assets, the Acquired Assets are the only assets, properties, rights and interests used by the Companies in connection with the Business. The Acquired Assets to be conveyed to Buyer under this Agreement, together with cash, constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by the Companies prior to the date of this Agreement. None of the Acquired Assets have any material defects or are in need of maintenance or repair, except for ordinary maintenance and repairs. Each Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, each of their respective Assets, including, without limitation, all dies, molds or other tooling or equipment use in the Business, whether located at the Companies' facilities or at the facilities of their Customers or suppliers, and the Acquired Assets (henceforth also referred to as the "Assets") are free and clear of all Liens and Claims of any kind or nature whatsoever, except for Permitted Liens and the Liens required to be released under Sections 3.2 and 4.2(k). The consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Acquired Assets, and all rights and interests therein, to Buyer as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights. Except as otherwise disclosed in the Schedule entitled "Contracts", none of the Assets are subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or are other than in the sole possession and under the sole control of the Companies. Each Company has the right under valid and existing leases to occupy, use or control all properties and assets leased by it. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good, marketable and exclusive title (as to all Acquired Assets owned by an Asset Seller) or full right to possess and use (as to all Acquired Assets not owned by an Asset Seller) to the Acquired Assets in Buyer, free and clear of all Liens and Claims of any kind or nature whatsoever, except for current real estate Taxes or governmental charges or levies which are a Lien but not yet due and payable and Liens securing obligations under those installment contracts, capital leases or vehicle sales contracts that are disclosed on the Schedule entitled "Contracts" and that will be assumed by Buyer (collectively, "Permitted Liens"). The Schedule entitled "Fixed Assets" attached hereto contains true, correct and complete lists of all fixed assets with an individual net book value in excess of $10,000 used in connection with the Business as of the dates specified therein. No Company owns or holds any marketable Securities.

          (e) Real Property. The Schedule entitled "Real Estate and Leases" attached hereto contains a true, correct and complete list of all instruments and agreements creating any interest or right in real property relating to the Business, or leased or occupied by any Company. No Seller owns or has any rights to any fee interest in real property. True, correct and complete copies of the instruments and agreements identified in such Schedule have been delivered to Buyer. Each such instrument and agreement is in full force and effect and is a legal, binding, and enforceable obligation of the applicable Seller. Each Company has the right to quiet enjoyment of all real property subject to leaseholds under any such instruments, for the full term of each such lease and, subject to proper exercise thereof, any renewal option related thereto. There has been no disturbance of or challenge to any Company's quiet possession under each such lease, and no leasehold or other interest of any Company in such real property is subject to or subordinate to any Liens except Permitted Liens.
     Neither the whole nor any portion of any real property leased or occupied by any Company has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to Sellers' knowledge, no such condemnation, requisition or taking is threatened or contemplated. To Sellers' knowledge, no building, structure, fixture or appurtenance comprising part of the real properties of any Company has any material defects or is in need of maintenance or repair, except for ordinary maintenance and repairs.

          (f) Leases. Each Lease Agreement described on the Schedule entitled "Real Estate and Leases" has not been modified, altered, terminated or revoked, and is in full force and effect. No Company, as the present tenant under its respective Lease Agreements, is in default under any of the terms of such Lease Agreements, and there are no existing facts or conditions which could give rise to any such default. To Sellers' knowledge, the present lessors under the Lease Agreements, are not in default thereunder, or in breach thereof, and there are no existing facts or conditions which could give rise to any such breach or default.

          (g) Contracts. The Schedule entitled "Contracts" attached hereto contains a complete list or summary description of (i) each license, contract, agreement, commitment and undertaking (whether written or oral)
     (A) relating to the Business or to which any Company is a party (1) which involves the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $50,000, or which extends for a period of more than one year, or (2) which does not involve the purchase of inventories or the sale of products, and involves aggregate future payments in excess of $50,000 or extends for a period of more than one year, (B) between any Company and any distributor, manufacturers' agent or selling agent used or retained in connection with the Business, or pursuant to which any Company sells or distributes Products, in each case described in this subsection (B) regardless of the size or term or such licenses, contracts, agreements, commitments and undertakings, (ii) each loan or credit agreement, promissory note, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness of any Company, or to which any Company is a party, (iii) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts annually in excess of $25,000 relating to any Company or the Business, or to which any Company is a party, (iv) any power of attorney given by any Company to any Person, firm or corporation or otherwise relating to the Business or the Assets, (v) any non-competition, restrictive covenant or other agreement that restricts any Company or any employee, consultant, agent or director of any Company from conducting the Business anywhere in the world, (vi) each contract, agreement, commitment or undertaking presently in effect, whether or not fully performed, between any Company and any current or former officer, director, consultant or other employee (or group thereof) retained or employed in connection with the Business, or any current or former shareholder (or group of shareholders) of any Company, (vii) any contract, agreement, commitment or undertaking evidencing the acquisition or disposition by any Company of any business, all or substantially all assets (other than Inventories in the normal and ordinary course of business), or shares of capital stock of any Person during the past five years or as to which any material obligation or liability (contingent or not) still exists, and (viii) any other contract, agreement, commitment or undertaking that is material to the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of any Company or the Business (the items described in clauses (i) through (viii) being herein collectively referred to as the "Contracts"). Each Company has performed all obligations required to be performed by it to date under the Contracts, and neither any Company nor, to Sellers' knowledge, any other party to any Contract has breached or improperly terminated any Contract by which it is bound, and there exists no condition or event which after notice or lapse of time or both, would constitute any such breach, termination or default by Sellers or, to Sellers' knowledge, by any other party. No Company is a party to, and the Business does not involve, any contracts, agreements, commitments or undertakings which are subject to the Federal Acquisition Regulations, Chapter 48 of the Code of Federal Regulations and all agency supplements thereto, the Cost Accounting Standards set forth in Chapter 4 of the Code of Federal Regulations, or the Cost Principles set forth in Chapter 31 of the Code of Federal Regulations. Each of the Contracts is in full force and effect, and is a legal, binding and enforceable obligation of or against Sellers, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

          (h) Financial Statements. Each Company has heretofore delivered to Buyer the following financial statements
     (collectively, together with the notes thereto and the financial statements to be delivered pursuant to
     Section 7.2(b), the "Financial Statements"):

               (i) the unaudited Balance Sheet of such Company (the "Unaudited Balance Sheet") as of November 30, 1999 (the "Balance Sheet Date"), and the unaudited Statement of Income of such Company for the eleven (11) months ended November 30, 1999 (collectively, the "Unaudited Financial Statements");

               (ii) (A) the unaudited Balance Sheet of AFC as of
                    November 30, 1999, and the unaudited
                    Statement of Income for the eleven months ended November 30, 1999; and the unaudited Balance Sheet of H&H, and the unaudited Statement of Income for the eleven months ended November 30, 1999 (which includes interim periods for predecessor companies, Hearth & Home, Distributors, Inc. and
                    Hearth & Home Doors LLC); the audited Balance Sheet of AFC as of December 31, 1998, the audited Statement of Income for the year ended December 31, 1998, and the audited Statement of Cash Flows for the year ended December 31, 1998, together with the footnotes thereto and the report thereon by C.W. Amos and Company LLC, certified public accountants; the audited Balance Sheet of AFC as of December 31, 1997, the audited Statement of Income for the year ended December 31, 1997, and the audited Statement of Cash Flows for the year ended December 31, 1997, together with the footnotes thereto and the report thereon by C.W. Amos and Company LLC, certified public accountants; and the audited Balance Sheet of AFC as of December 31, 1996, the audited Statement of Income for the year ended December 31, 1996, and the audited Statement of Cash Flows for the year ended December 31, 1996, together with the footnotes thereto and the report thereon by C.W. Amos and Company LLC, certified public accountants, and (B) the audited Balance Sheet of Hearth & Home Distributors, Inc. as of March 31, 1998, the audited Statement of Income for the year ended March 31, 1998, and the audited Statement of Cash Flows for the year ended March 31, 1998, together with the footnotes thereto and the report thereon by Weil, Akman, Baylin & Coleman, P.A.; the audited Balance Sheet of Hearth & Home Distributors, Inc. as of March 31, 1997, the audited Statement of Income for the year ended
                    March 31, 1997, and the audited Statement of Cash Flows for the year ended March 31, 1997, together with the footnotes thereto and the report thereon by Weil, Akman, Baylin & Coleman, P.A.; and the audited Balance Sheet of Hearth & Home Doors, LLC as of
                    December 31, 1996, the audited Statement of
                    Income for the year ended December 31, 1996, and the audited Statement of Cash Flows for the year ended December 31, 1996, together with the footnotes thereto and the report thereon by Weil, Akman, Baylin & Coleman, P.A.; and

               (iii)Each of the Financial Statements was prepared
                    from the books and records kept by each
                    Company for the Business, and fairly
                    presents the financial position of each Company as of such dates, and the results of each Company's operations and each Company's cash flows for the periods then ended in accordance with generally accepted accounting principals
                    ("GAAP") consistently applied (except,
                    in the case of the Unaudited Financial Statements, for normally recurring year-end adjustments, which adjustments will not be material, either individually or in the aggregate) and without footnote disclosures, and the related internal accounting practices and policies of such Company disclosed on the Schedule entitled "Financial Statements" or in the notes to the Audited Financial Statements (the "Accounting Practices"). Except as set forth in the Schedule entitled "Changes in Circumstances" or the Financial Statements, since the Balance Sheet Date, (x) the Companies' business, working capital and cash flow have been managed and operated in the ordinary and normal course of business consistent with past practice, (y) neither the Companies nor any of their affiliates have accelerated or materially altered the collection or management of any Accounts
                    Receivable, or extended the payment term of or materially altered any Assumed Liabilities, including, without limitation, account payables and expenses of the Companies, and (z) there has been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of any Company or the Business, nor has there been any event or condition of any character which has materially and adversely affected, or which would reasonably be expected to materially and adversely affect, the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of any Company (other than as a result of any matter set forth in the proviso to
                    Section 6.1(c)).  The Unaudited Balance Sheet
                    reflects all properties and assets, real, personal or mixed, that are currently used in connection with each Company's Business and which would be required under GAAP to be shown in the Financial Statements, except for (A) inventory purchased or sold consistent with past practice and in the ordinary and normal course of business since the Balance Sheet Date, (B) other immaterial properties and assets (other than capital assets) purchased or sold since the Balance Sheet
                    Date consistent with past practice and in the ordinary and normal course of business,
                    (C) capital assets purchased since the
                    Balance Sheet Date in the ordinary course of business consistent with past practice, and
                    (D) purchase commitments that are for
                    immaterial properties and assets or are
                    disclosed on the Schedule entitled "Liabilities".

          (i) Liabilities. Except as disclosed in paragraphs 1 or 4 of the Schedule entitled "Changes in Circumstances", no Company has any liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether known or unknown, including, without limitation, liabilities for Taxes, forward or long-term commitments, or unrealized or anticipated losses from any unfavorable conditions or occurrences, or from write-downs or write-offs of assets (including Inventories and Accounts Receivable), except for those (i) reflected or reserved on the Unaudited Balance Sheet, (ii) incurred or accrued since the Balance Sheet Date in the ordinary and normal course of the Companies' business in transactions in the ordinary and normal course, consistent with past practice, which transactions are consistent with the representations, warranties, covenants, obligations and agreements contained in this Agreement, (iii) arising, in the ordinary course of business, under Contracts (exclusive of any liabilities or obligations arising from breaches or defaults by any Company), or (iv) set forth on Schedule 2.1(b) attached hereto.

          (j) Accounts Receivable; Collection; Trade Payables. Except for Accounts Receivable with respect to which applicable reserves are set forth on the Unaudited Balance Sheet, all Accounts Receivable included in the Assets and outstanding as of the Closing Date will represent sales actually made in the ordinary and normal course of business. To Sellers' knowledge, other than as provided for in reserves as contemplated above, there are no counterclaims or setoffs against (or any basis therefor), or any other matter or condition likely to interfere with full and timely collection of, any of such Accounts Receivable. The Schedule entitled "Accounts Receivable" sets forth an aged listing by Customer of the Accounts Receivable included in the Assets that are outstanding as of January 6, 2000. No Company has experienced or suffered undue delay in its payment of its liabilities and obligations to its trade creditors (including suppliers) or trade debt.

          (k) Inventories. Except as set forth in the Schedule entitled "Financial Statements", the value at which the Inventory included in the Assets is carried on the Unaudited Balance Sheet reflects the lower of cost or market value or as otherwise described in the notes to the Financial Statements and reflects writeoffs or writedowns for damaged or obsolete items, or items of below standard quality, in accordance with the historical inventory policy and practices of the Companies, a complete and accurate description of which is included in the description of the Accounting Practices set forth in the Schedule entitled "Financial Statements". The Inventory, taken as a whole, included in the Assets is not (as of the date hereof) and will not be (as of the Closing Date) excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the Business.

          (l) Litigation. Except as set forth on the Schedule entitled "Litigation", no Company is subject to any order of, or written agreement or memorandum or understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim or proceeding pending, or, to Sellers' knowledge, any litigation, action, suit, investigation, claim or proceeding threatened against or affecting any Company, the Business or the Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority, including, without limitation, claims for product warranty, product liability, antitrust, unfair competition, price discrimination or other liability or obligation relating to Products, whether manufactured, installed or sold by any Company, any of its Affiliates or any of their respective predecessors-in-interest in respect of the Business, or which would adversely affect the transactions contemplated by this Agreement, and, to Sellers' knowledge, no one has grounds to assert any such litigation, action, suit, claim or proceeding. Set forth on the Schedule entitled "Litigation" is a description of (i) all litigation, actions, suits, investigations, claims and proceedings asserted, brought or threatened against any Company or its Affiliates or predecessors-in-interest in respect of the Business during the three-year period preceding the date hereof, together with a description of the outcome or present status thereof, and (ii) all judgments, orders, decrees, writs or injunctions entered into by, in favor of, or against any Company.

          (m) Customers and Suppliers. No Company is involved in any material controversy with any of the customers or suppliers to the Business. The Schedule entitled "Customers and Suppliers" sets forth a true, correct and complete list of each of the Companies' (i) 20 largest customers in terms of sales during the twelve (12)-month period ended December, 1999 and (ii) suppliers that, during the twelve (12) months ended December, 1999, individually accounted for $200,000 or more of orders for the purchase of raw materials, supplies, equipment or parts. Except for the customers and suppliers named in the Schedule entitled "Customers and Suppliers", the Companies have not had any customer who accounted for more than 5% of the Companies' sales during the period from January to December 1999, or any supplier from whom the Companies purchased more than 5% of the goods or services purchased during the period from January to December 1999. Except as otherwise disclosed in the Schedule entitled "Contracts", no Company has been advised by any such customer or supplier, that such customer or supplier was or is intending to terminate its relationship with such Company or would not continue to purchase supplies or services for future periods on account of any dissatisfaction with such Company's performance. All business placed by all employees of each Company has been placed in the name of such Company, and all fees on such business have been paid to and are the property of such Company.

          (n) Regulatory Compliance. Except as set forth on the Schedule entitled "Litigation", the Business has been conducted, all Assets have been maintained and each Company is currently in compliance with all applicable Laws (including, without limitation, all laws relating to zoning, building codes, civil rights, occupational health and safety, antitrust, consumer protection, currency exchange, equal opportunity, pensions, securities and trading-with-the-enemy), except to the extent that failure to comply would not, individually or in the aggregate, result in a Material Adverse Effect upon the Companies, taken as a whole, and no material expenditures are or will be required to comply with any such laws, regulations and orders of Governmental Authorities. No Company is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity, to which such Company is a party.

          (o) Brokers, Finders and Agents. No Company is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby, except as provided in Section 9.2.

          (p) Intellectual Property. The Schedule entitled "Intellectual Property" attached hereto sets forth a complete and correct list (with an indication of the record owner and identifying number) of all patents, trademarks, service marks, trade names, domain names and copyrights for which registrations have been obtained (and all applications for, or extensions or reissuances of, any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business or which are owned by any Company. True, correct and complete copies of such patents, trademarks, service marks, trade names, domain names and copyrights (and all applications for, or extensions or reissuances of, any of the foregoing) identified on such Schedule have been delivered to Buyer. Except as otherwise disclosed in the Schedule entitled "Intellectual Property", each Company is the sole owner and has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all such patents, trademarks, service marks, trade names, domain names and copyrights listed on such Schedule under such Company's name. Except patents and trademarks owned by R. Wayne Newsome and licensed to Sellers pursuant to the license agreement to be assigned to Buyer pursuant to Section 4.6(f), no patents, trademarks, service marks, trade names, domain names and copyrights (or applications for, or extensions or reissuances of any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business are owned otherwise than by such Company. There is no claim or demand of any Person pertaining to, or any proceedings which are pending or, to Sellers' knowledge, threatened, which challenge (i) the exclusive rights of the Companies in respect of any patents, trademarks, service marks, trade names, domain names or copyrights (or applications for, or extensions or reissuances of, any of the foregoing) which are or have been used in the conduct of, or which relate to, the Business or which are owned by such Company, or (ii) the rights of any Company in respect of any processes, formulas, confidential information, trade secrets, know-how, engineering data, technology or other intellectual property (including the Intangibles) which are or have been used in the conduct of, or which relate to, the Business or which are owned by such Company. No patent, trademark, service mark, trade name, domain name, copyright, process, formulas, confidential information, trade secret, know-how, engineering data, technology or other intellectual property (including the Intangibles) which is owned by any Company or which is or has been used in the conduct of, or which relates to, the Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or any contract, agreement, commitment or undertaking with any Person, or infringes or, to Sellers' knowledge, is being infringed by others or is used by others (whether or not such use constitutes infringement). To Sellers' knowledge, the Business does not involve employment of any Person in a manner which violates any non-competition or non-disclosure agreement which such Person entered into in connection with any former employment. Except patents and trademarks owned by R. Wayne Newsome and licensed to Sellers pursuant to the license agreement to be assigned to Buyer pursuant to Section 4.6(f), all patents, trademarks, service marks, trade names, domain names or copyrights (or applications for, or extensions or reissuances of, any of the foregoing) or processes, formulas, confidential information, trade secrets, know-how, engineering data, technology or other intellectual property, or rights thereto, owned or held, directly or indirectly by any officer, director, shareholder, employee or any Affiliate of any Company or any Seller have been, or prior to the Closing Date will have been, duly and effectively transferred to the Companies. Set forth on the Schedule entitled "Intellectual Property" is a description all litigation, actions, suits, investigations, claims and proceedings, asserted, brought or threatened against the Company within the three (3) years preceding the date hereof, together with a description of the outcome or present status thereof, relating to any patent, trademark, service mark, trade name, domain name, copyright, process, formula, confidential information, trade secret, know-how, engineering data, technology or other intellectual property.

          (q) Permits. The Schedule entitled "Permits" attached hereto contains a true, correct and complete list of all Permits issued to any Company. Each Company has, and is in full compliance with, all Permits which are necessary or required for the operation of the Business as it is currently being operated and its present activities on its properties and facilities, all of which Permits are in full force and effect, except to the extent (i) detailed on the Schedule entitled "Permits" (all of which such Permits not in full force and effect at Closing will be obtained, at Sellers' sole cost and expense, within ninety (90) days of Closing) or (ii) that failure to obtain such Permits or so comply would not, individually or in the aggregate, result in a Material Adverse Effect upon the Companies, taken as a whole. No Company's operation of the Business during the pendency of its applications, if any, for Permits violates any law, regulation or order of any Governmental Authority.

          (r) Employee Relations; Collective Bargaining Agreements. There are no material controversies, including strikes, disputes, slowdowns or work stoppages, pending, or to Sellers' knowledge, threatened which involve any employees of any Company. Each Company has complied and is complying with all Laws relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and the payment of social security and similar taxes, except to the extent that failure to comply would not, individually or in the aggregate, result in a Material Adverse Effect upon the Companies, taken as a whole. No Company has experienced any material labor difficulties, including, without limitation, strikes, slowdowns, or work stoppages, within the five-year
     period preceding the date hereof.   No Company is a party to
     any collective bargaining or union contract, and to Sellers' knowledge, there exists no current union organizational effort with respect to any Company's employees.

          (s) Employees and Employee Plans. (1) Except as set forth on Schedule 5.1(s)(2), no Company is or was a party to, maintains or has maintained, or contributes or has contributed to, any (A) severance or employment agreement with any current or former director, officer or employee,
     (B) severance plan, program, policy or arrangement, (C) plan or arrangement relating to its current or former directors, officers or employees which contains change in control provisions, (D) any Employee Plan, or (E) any collective bargaining agreement or consulting agreement (clauses (A) through (E) are, collectively, the "Company Plans"), nor has any such Company or any officers or directors of any such Company, taken any action directly or indirectly which obligates such Company to institute or modify or change any such Company Plan, any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan, or any change in the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined.

               (2) Schedule 5.1(s)(2) lists each Company Plan. True, complete and correct copies of each Company Plan and summary plan description, the most recent Internal Revenue Service determination letters, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and if not applicable, statement of trust assets, have been made available and delivered to Buyer.

               (3) With respect to each Company Plan, and to any other employee benefit plan, program, agreement or arrangement to which a Company or any other trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with such Company would be deemed a "single employer" within the meaning of
          Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), has made, or was required to make, contributions at any time prior to the date hereof, no event has occurred, and to Seller's knowledge there exists no condition or set of circumstances, in connection with which any such Company could be subject to any liability under ERISA, the Code or any other applicable law.

               (4) Each Company Plan has been administered in accordance with its terms, and each Company Plan has been operated and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Each Company Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to its qualified status covering the Tax Reform Act of 1986 and any other legislation for which the applicable remedial amendment period has expired, and each trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt, and no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust. There are no pending or threatened or anticipated claims, investigations or audits under or with respect to any Company Plan by or on behalf of any current or former director, officer or employee, or dependent or beneficiary thereof, or otherwise (other than routine claims for benefits).
          All contributions required to be made by each Company under applicable Law or the terms of any Company Plan or collective bargaining agreement as of the Closing Date have been made as of such date.

               (5) No Company Plan is, and no Company or ERISA Affiliate has ever maintained or contributed to, (i) a "defined benefit plan"(as defined in Section 3(35) of ERISA), (ii) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (iii) a "multiple employer plan" within the meaning of Code Section 413 or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, or (iv) a "welfare benefit fund" as defined in Section 419(e) of the Code.

               (6) Except as disclosed on Schedule 5.1(s)(2), no Company Plan provides medical, life or other welfare benefits (whether or not insured), with respect to any current or former employee of any Company after retirement or other termination of service (other than coverage mandated by applicable law). With respect to any contract or arrangement with an insurance company providing funding under any Company Plan, there is no material liability for any retroactive rate adjustment. Each Company has the right to amend or terminate its participation with respect to each Company Plan which it maintains or in which participates. Each Company Plan that is a "group health plan," as defined in
          Section 5000 of the Code has been operated in compliance with Section 4980B of the Code and the secondary payor requirements of Section 1862(b) of the Social Security Act.

               (7) Except as disclosed on Schedule 5.1(s)(2), no current or former employee of any Company will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any "rabbi trust" or similar arrangement in connection with any Company Plan will be entitled to any payment as a result of the transactions contemplated by this Agreement.

               (8) None of the Companies or any of their current or former directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Company Plans which would subject Buyer, any Company or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

               (9)  None of the Companies has incurred any
          liability under Title IV of ERISA, any lien under Code
          Section 401(a)(29) or any material liability for any tax or civil penalty imposed by Sections 4971, 4975 or 4976 of the Code or Section 502 of ERISA and no condition or set of circumstances exists that presents a risk to any of the Companies of incurring any such lien or liability.

               (10) Each Company (A) is in compliance in all material respects with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, WARN, the Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Americans with Disability Act of 1990, the Family and Medical Leave Act of 1993, the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder, and any other federal, state or local law regulating employment or protecting employee rights), in each case, with respect to current and former employees and independent contractors of the Company,
          (B) has withheld all material amounts required by applicable laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors, (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (D) is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, workers compensation, social security or other benefits for current or former employees and independent contractors of any Company.

               (11) Except as provided on Schedule 5.1(s)(2), each Company Plan covers only those employees who are employed by a Company (and their eligible spouses and beneficiaries), except for persons covered for medical benefits under an employee welfare benefit plan pursuant to COBRA (as hereinafter defined).

          (t)  Environmental and Safety Compliance.

               (i) General. Except as disclosed on the Schedule entitled "Environmental Matters", no Company, nor, to Sellers' knowledge, any other previous owner, tenant, occupant or user of the real property, including Leased Property, listed on the Schedule entitled "Real Estate and Leases," (hereinafter collectively referred to as the "Property") nor, to Sellers' knowledge, any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, resulting in the emission, release, discharge, transport, dumping or disposal of any Hazardous Materials (as hereinafter defined) on, from, under, in or about the Property, nor, to Sellers' knowledge, have any Hazardous Materials migrated or been transported from the Property to, upon, about or beneath other properties, nor, to Sellers' knowledge, have any Hazardous Materials migrated or been transported or threatened to migrate or be transported from other properties to, upon, about or beneath the Property.

               (ii) Specific Environmental Representations and
          Warranties. Except as specified in the Schedule entitled "Environmental Matters":

          (A) To Sellers' knowledge, there is not, nor has there been, constructed, placed, deposited, stored, disposed of or located on the Property any asbestos in any form which has become friable.

          (B)  To Sellers' knowledge, no underground
               improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, are or have been located on the Property.

          (C)  To Sellers' knowledge, there are no
               polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCBs at levels in excess of fifty parts per million (50ppm) constructed, placed, deposited, stored, disposed of or located on the Property.

          (D) The Property and its existing uses and activities and, to Sellers' knowledge, its prior uses and activities, comply and have at all times complied in all material respects with all Environmental Requirements (as hereinafter defined), and each Company has obtained all Permits necessary under applicable Environmental Requirements, except to the extent that failure to comply or obtain such Permits would not, individually or in the aggregate, result in a Material Adverse Effect upon the Companies, taken as a whole.

          (E) No Company, nor to Sellers' knowledge, any prior owner or occupant of the Property, has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, nor any notice or other communication concerning alleged liability for Environmental Damages in connection with the Property, and there exists no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending or, to the Sellers' knowledge, any litigation, action, suit, investigation, claim or proceeding threatened, relating to the ownership, use, maintenance or operation of the Property by any Person, or from the alleged violation of Environmental Requirements, or from the suspected presence of quantities of Hazardous Material thereon or potential migration thereto, nor, to Sellers' knowledge, are there any existing facts or conditions which could give rise to any such violation or liabilities.

               (iii)Definitions.

          (A)  For purposes of this Section 5.1(t), the term
               "Hazardous Material" means any substance:

               (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

               (2)  which is or has been identified as a
                    potential "hazardous waste," "hazardous
                    substance," pollutant or contaminant under any federal, applicable state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental
                    Response, Compensation and Liability Act (42
                    U.S.C. Sections 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C.
                    Sections 6901 et seq.); or

               (3)  which is toxic, explosive, corrosive,
                    flammable, infectious, radioactive,
                    carcinogenic, mutagenic, reactive, or
                    otherwise hazardous and has been identified as regulated by any Governmental Authority.

          (B) For purposes of this Section 5.1(t) the term "Environmental Requirements" means all applicable Laws, Permits and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory judgments, decrees, orders, writs or injunctions relating to the protection of human health or the environment, including, without limitation:

               (1) All requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous
                    Materials;

               (2) All requirements pertaining to the protection of the health and safety of employees or the public; and

               (3)  All other limitations, restrictions,
                    conditions, standards, prohibitions,
                    obligations, schedules and timetables
                    contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

          (C) For purposes of this Section 5.1(t), the term "Environmental Damages" means any and all Liabilities (as defined in Section 11.1) which are incurred at any time as a result of the existence or disposal prior to Closing of Hazardous Material upon, about, from, beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property, and including without limitation:

               (1) Damages for personal injury, or injury to property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

               (2) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Governmental Authority, or reasonably necessary to make full economic use of the Property or any other property in a manner consistent with its intended use or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

               (3) Liability to any third Person or Governmental Authority to indemnify such Person or agency for costs expended in connection with the items referenced in subparagraph (C)(2) of this Section 5.1(t); and

               (4) Diminution of the value of the Property, and damages for the loss of business and restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Property.

          (u) Changes in Circumstances. Except as disclosed in the Schedule entitled "Changes in Circumstances", since the Balance Sheet Date no Company has (i) sold, transferred or otherwise disposed of any properties or assets (including the Assets) outside the ordinary and normal course of business or to any Affiliate of any Company; (ii) mortgaged, pledged or subjected to any Lien, any of the Assets;
     (iii) acquired any property or assets (including the Assets) outside the ordinary and normal course of business or from any Affiliate of any Company; (iv) sustained any material damage, loss or destruction of or to the Assets (whether or not covered by insurance); (v) entered into any transaction or otherwise conducted the Business other than in the ordinary and normal course; (vi) except as disclosed on the Schedule entitled "Employee Benefits", granted any salary increase or bonus or permitted any advance to any officer, director or employee, instituted or granted any general salary increase to the employees of any Company or entered into any new, or altered or amended any existing, Employee Plan or any employment or consulting agreement; (vii) made any borrowing, whether or not in the ordinary and normal course of business, issued any commercial paper or refinanced any existing borrowings (other than Retained Liabilities representing amounts drawn on existing lines of credit or similar extensions of credit disclosed on the Schedule entitled "Changes in Circumstances"); (viii) paid any obligation or liability (fixed or contingent), other than in the ordinary and normal course of business, discharged or satisfied any Lien, or settled any claim, liability or suit pending or threatened; (ix) entered into any licenses or leases other than in the ordinary and normal course of business; (x) made any loans or gifts other than in the ordinary and normal course of business;
     (xi) modified, amended, canceled or terminated any contracts or commitments under circumstances that have had or could reasonably be expected to have, a Material Adverse Effect upon the Companies, taken as a whole; (xii) declared or paid, or become obligated to declare or pay, any dividend or disbursed or become obligated to disburse cash except in the ordinary and normal course; (xiii) made capital expenditures or commitments other than in the ordinary course of business consistent with past practice for additions to property, plant or equipment; (xiv) written down the value of any Inventory or written off as uncollectible any notes or Accounts Receivable or any portion thereof; (xv) canceled any other debts or claims or waived any rights of substantial value; (xvi) made any material change in any method of accounting or accounting practice; (xvii) paid, accrued or incurred any management or similar fees to any Related Party (as hereinafter defined) or made any other payment or incurred any other liability to a Related Party or paid any amounts to or in respect of, or sold or transferred any assets to, any company or other entity, a substantial portion of the equity ownership interest of which is owned by any Company, any Seller or a Related Party individually or as a group; (xviii) taken or omitted to take any action which would cause to be breached, or might result in a breach of, any of the representations, warranties, covenants, obligations and agreements of any Seller contained in Sections 5.1(e), (f), (g), (s) or (z) if the same were made anew immediately after such act or omission; or (xix) agreed to, or obligated itself to, do anything identified in (i) through (xviii) above. For purposes of this Agreement, a "Related Party" is any trust, corporation, partnership, limited liability company or other entity in which any Seller or any of their Affiliates has a material interest.

          (v) Taxes. Except as set forth on Schedule 5.1(v) attached hereto:

               (i) Each Company has prepared in good faith and duly filed or caused to be duly filed all Tax Returns (including without limitation in respect of estimated Taxes) required to be filed by it with the appropriate Governmental Authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such Tax Returns were at the time of filing and are as of the date hereof true, correct and complete in all material respects. All Taxes owed by each Company have been paid within the time and in the manner prescribed by law.

               (ii) No claim has ever been made by a Taxing
                    authority in a jurisdiction where any Company has never filed a Tax Return that any Company is or may be subject to taxation by that jurisdiction. The attached Schedule 5.1(v) sets forth each state, local and foreign jurisdiction in which each Company (i) filed an income or franchise Tax Return, whether on a consolidated, combined or separate return basis, during the five year-period ended December 31, 1998, or (ii) collected or remitted any sales and/or use Taxes during the five-year period ended December 31, 1998.

               (iii)The Financial Statements reflect an adequate
                    reserve in accordance with GAAP consistently applied for all Taxes payable by each Company for all Taxable periods and portions thereof accrued through the respective dates of such Financial Statements. Any Taxes incurred or accrued by each Company since the Balance
                    Sheet Date have arisen in the ordinary and usual course of business determined in the same manner as for the most recent taxable period ending on or before such date. All deficiencies for any Taxes that have been assessed against each Company have been fully paid, or are fully reflected as a liability in such Financial Statements in accordance with GAAP, or are being contested and an adequate reserve therefor has been established and is fully reflected in such Financial Statements.

               (iv) No Company is a party to any pending audit,
                    examination, action or proceeding for the assessment or collection of any Taxes, nor, to Sellers' knowledge, is any such audit, examination, action or proceeding threatened.

               (v) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Company.

               (vi) No issue has been raised by the IRS or any
                    other applicable taxing authority in any examination of the federal, state, local or foreign income Tax Returns of any Company which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No Company is subject to any agreements, waivers or other arrangements extending the statute of limitations for the assessment, collection or levy of any Taxes for any Taxable year or other period. Copies of all income or informational income Tax Returns of each Company filed for each of the past three (3) Taxable years have heretofore been delivered to Buyer and all such Tax Returns are listed on the attached Schedule 5.1(v).

               (vii)Copies of all Tax agreements (including,
                    without limitation, agreements providing for the allocation or sharing of or indemnification with respect to Taxes) to which any Company is a party, including any novations, transfers or assignments thereof, have heretofore been delivered to Buyer, and all such agreements are listed on the attached Schedule 5.1(v).

               (viii)[Intentionally omitted]

               (ix) No Company has made any payments, is
                    obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, the deductibility of which would be disallowed (in whole or in part) under Section 280G of the Code.

               (x)  [Intentionally omitted]

               (xi) To Sellers' knowledge, there are no matters
                    which give rise to a claim of any substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code.

               (xii)All Taxes that are required by law to be
                    withheld or collected by each Company have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or properly segregated or deposited as required by applicable law.

               (xiii)No Company (A) has been a member of an
                     affiliated group filing a consolidated
                     federal income Tax Return, and (B) has
                     any liability for the Taxes of any other person under Treas. Reg. Section 1.1502-6
                     (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

               (xiv)No Company has executed or entered into any
                    closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law.

               (xv) No Company has taken any action in
                    anticipation of the Closing not expressly required by this Agreement, or not in accordance with past practice, that would have the effect of deferring any liability for Taxes of any of the Companies to any Taxable period (or portion thereof) ending after the Closing Date.

               (xvi)No Company is or will be required to include
                    any amount in its gross income or exclude any amount of its deductions in any Taxable period ending after the Closing Date by reason of a change in accounting method in any Taxable period ending on or before the Closing Date.

               (xvii)Except as may have been granted to the
                     Companies' attorneys or accountants (which will be terminated at closing), no power of attorney has been granted by any Company with respect to any matter relating to Taxes which is currently in force.

          For purposes of this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local, and foreign net income, gross income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, license, value added, property, ad valorem, withholding, excise, user, fuel, excess or windfall profits, alternative or add-on minimum, custom duties, gains, transfer, documentary, stamp, and other taxes, duties, fees, assessments or charges of any nature whatsoever, together with all interest, penalties, fines and additions to tax or additional amounts imposed with respect thereto, and (ii) the term "Tax Returns" means any return, report, statement, election, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          (w) Product Warranties. Except for (i) written product or service warranties made by the Companies on their sales order forms, packages and product catalogues, true, accurate and complete copies of which have been provided to Buyer, (ii) product warranties of manufacturers of the Products, and (iii) minor Product service or Product replacement work made by a Company at its sole discretion in the ordinary course of business in furtherance of maintaining customer satisfaction and the goodwill of such Company which are not material, individually or in the aggregate, no Company makes express product or service warranties or commitments in connection with the sale of Products or the performance of services related thereto, including installation of Products. Except as otherwise disclosed in the Schedule entitled "Warranty Costs", no Company has received any notice of any claim that it is under any warranty liability or obligation with respect to the sale of Products or the performance of services related thereto, including installation of Products other than ordinary and normal warranty and service commitments consistent with past practice which are neither
     (a) material, individually or in the aggregate, or (b) of the type described on the Schedule entitled "Litigation" (such ordinary and normal commitments being referred to herein as "Ordinary Warranty Commitments").

          (x) Insurance. The Schedule entitled "Insurance" contains a list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained and in effect by each Company. All premiums with respect to such policies covering all periods up to and including the date of Closing which have come due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are, to Sellers' knowledge, sufficient for compliance with all requirements of law and of all agreements (including Lease Agreements) to which any Company is a party; (ii) are, to Sellers' knowledge, valid, outstanding and enforceable policies;
     (iii) to Sellers' knowledge, provide adequate insurance coverage for the assets and operations of the Companies; and
     (iv) will not, to Sellers' knowledge, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Schedule entitled "Insurance" identifies all risks which the Companies or its officers have designated as being self insured. Except for refusals or proposed coverage limitations occurring in the normal course of renewing insurance coverages from time to time, no Company has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

          (y) Approvals. The Schedule entitled "Assignments and Consents" attached hereto sets forth a list of all Consents, which must be obtained or satisfied pursuant to the terms of the related Contract, Lease Agreement or Permit. All Required Consents have been, or shall by the Closing have been, obtained.

          (z) Absence of Certain Commercial Practices. No Company nor, to Sellers' knowledge, any officer, director, employee or agent of any Company (or any Person acting on behalf of any of the foregoing) has given or agreed to give
     (i) any gift or similar benefit of more than nominal value to any Customer, supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist any Company, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject any Company or any officer, director, employee or agent of any Company to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott. No such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or Material Adverse Effect upon the Companies, taken as a whole.

          (aa) Bank Accounts. The Schedule entitled "Bank Accounts" attached hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company maintains any safe deposit boxes or accounts (specifying the identifying numbers), and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          (ab) Books and Records. The books and records of the Companies maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, inventories, supplier lists, personnel records and taxes,
     (ii) the stock books, stock ledgers and minute books of the Companies, and (iii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business in all material respects, and have been maintained consistent with good business practice.

          (ac) Warranty Costs. Set forth on the Schedule entitled "Warranty Costs" is a description of all litigation, actions, suits, investigations, claims and proceedings asserted, brought or threatened against the Companies within the last three (3) years preceding the date of this Agreement, together with a description of the outcome or present status thereof, relating to any claim for warranty costs involving amounts in excess of $10,000, individually or in the aggregate. As used herein, "warranty costs" means the costs and expenses of servicing, repairing, returning and/or replacing, or allowances for service, repair, return or replacement, of defective or allegedly defective or improperly selected or shipped Products or the performance of services related thereto, including installation of Products or parts or components thereof manufactured, installed or sold by the Companies and the costs of materials and expenses of replacing materials or correcting any jobs or materials inadequately performed or manufactured by the Companies, together with such legal liability, if any, as may exist in connection with sales of Products or the performance of services related thereto, including installation of Products, whether such costs and expenses relate to or arise out of claims or causes of action which assert causes sounding in tort, contract or warranty, or any combination of the foregoing.

          (ad) Penalties and Renegotiation of Contracts. Except as otherwise specifically disclosed on the Schedule entitled "Contracts", no Company has any liabilities or obligations under any contracts providing for (i) penalties in the event of misfeasance by it in the performance of its duties thereunder, or (ii) the renegotiation or redetermination of profits or prices, nor will any Company's costs which are incurred or accruable prior to the Closing under contracts or under subcontracts between the a Company and any other Person, firm or corporation be subject to disallowance.

          (ae) Pricing Practices. The prices to be received or paid by the Companies under all outstanding contracts, agreements, commitments and undertakings with its customers and suppliers and others in connection with the Business have been determined in accordance with the Companies' established past pricing policies, and there are no outstanding contracts, agreements, commitments or undertakings relating to the Business that individually or in the aggregate are expected to result in any material loss to any Company or the Business.

          (af) Copies of Documents. The Companies have delivered to Buyer true, correct and complete copies of all contracts, agreements and other documents listed in the Schedules to, or referenced in, this Agreement, and all modifications and amendments thereto.

          (ag) [Intentionally omitted]

          (ah) Insider Interests; Advances. Except as set forth in the Schedule entitled "Insider Interests", no shareholder, officer, director or employee of any Seller or any Company has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Business or Seller. Except for travel advances, and advances on accrued salary or bonuses due or to become due in the ordinary and normal course of business, which salary advances and bonuses are specifically described in the Schedule entitled "Employees", there are no receivables of any of the Companies owed by any director, officer or employee of any of the Companies or owing by any corporations, partnerships, firms or organizations in which directors, officers or employees of any of the Companies have any interest.

          (ai) Year 2000 Compliance. (i) As to Systems used in operating the Business:

          (A) The Companies have conducted, and provided Buyer with a description of, an inventory and assessment of all of the Companies' software, computers, network equipment, technical infrastructure, production equipment and other equipment and systems that are material to the operation of the Business and that rely or utilize date or time processing (collectively, "Systems");

          (B) To Sellers' knowledge, all of such Systems are "Year 2000 Compliant," as defined below;

          (C) Schedule 5.1(ii) attached hereto sets forth the nature and scope of the Companies' Year 2000 compliance strategy and program; and

          (D) The Companies have complied with all applicable Laws relating to Year 2000 Compliance, except in the case where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect upon the Companies, taken as a whole.

               (ii) "Year 2000 Compliant" means a System will at all times:

          (A) Consistently and accurately handle and process date and time information and data with values before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on or utilizing dates or portions of dates;

          (B) Function accurately and in accordance with its specifications without interruption, abnormal endings, degradation, change in operation or other impact, or disruption of other systems, resulting from processing data or time data with values, before, during and after January 1, 2000;

          (C) Respond to and process two-digit date input in a way that resolves any ambiguity as to century; and

          (D) Store and provide output of date information in ways that are unambiguous as to century.

          (aj) Disclosure. No representation or warranty made by any Company or Seller contained in this Agreement, on any Schedules or in any other agreement or certificate executed by any Company or a Seller pursuant to Article IV contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

          5.2  [Intentionally omitted]

          5.3 Representations and Warranties of HON. HON (and as used in this Section 5.3, neither HON nor Buyer shall be deemed to include any Company or Seller or Allied Fireside, Inc., a Wisconsin corporation ("Allied"), Madison, Minocqua or FPSI, or any of their respective assets, operations, properties, rights or interests) represents and warrants to Sellers that:

          (a) Organization and Standing; Power and Authority. HON is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has full corporate power and authority to operate its business, to own or lease its assets and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. HON is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on HON. This Agreement and all other Transaction Documents to be executed and delivered by HON in connection herewith have been, or upon execution thereof will be, duly executed and delivered by HON. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Board of Directors of HON, in accordance with applicable law, and constitute the valid and binding obligations of HON, enforceable in accordance with their respective terms.

          (b) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by HON, nor the performance by HON of the transactions contemplated hereby or thereby, will
     (i) violate, conflict with, or constitute a default under, any of the terms of HON's charter or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any material contract, license, security agreement, mortgage, note, deed, lease, agreement or instrument, or any order, judgment or decree by which HON or any of its assets are bound, or (ii) violate any Law.

          (c) Brokers, Finders and Agents. HON is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby, except Robert W. Baird & Co. Incorporated.

          (d) Consents. Schedule 5.3(d) sets forth a list of all consents, novations and waivers prescribed by Law or any contract, agreement, commitment or undertaking and which must be obtained or satisfied by HON in order for HON to consummate the transactions contemplated by this Agreement or the other agreements to be executed and delivered in connection herewith. All such consents prescribed by any Law or any contract, agreement, commitment or undertaking, and which must be obtained or satisfied by HON for the consummation of the transactions contemplated by this Agreement, or for the continued performance by it of its rights and obligations thereunder, have been, or shall by the Closing have been, made, obtained and satisfied.

          5.4 Representations and Warranties Relating to Buyer. Buyer and HON (and as used in this Section 5.4, neither HON nor Buyer shall be deemed to include any Company or Seller or Allied, FPSI, Minocqua or Madison, or any of their respective assets, operations, properties, rights or interests) hereby jointly and severally represent and warrant to Sellers that:

          (a) Organization and Standing; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has full corporate power and authority to operate its business, to own or lease its assets and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Buyer. This Agreement and all other Transaction Documents to be executed and delivered by Buyer in connection herewith have been, or upon execution thereof will be, duly executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Board of Directors of Buyer, in accordance with applicable law, and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

          (b) Capitalization. The authorized capital stock of Buyer on the date hereof consists of 100,000 shares of common stock, $1.00 par value per share, of which 5,000 shares are issued and outstanding. The authorized capital stock of Buyer at the time of Closing shall be as set forth on Schedule 5.4(b)(i). All of the issued and outstanding shares of Buyer are owned by HON. All issued shares have been validly issued and are fully paid and nonassessable. There are no outstanding obligations, options, warrants, preemptive rights or other agreements or commitments (whether oral or written) to which Buyer is a party, or by which Buyer is otherwise bound, providing for the issuance of any additional shares of capital stock of Buyer, the repurchase of shares of capital stock of Buyer or otherwise relating to capital stock of Buyer other than as set forth on Schedule 5.4(b)(ii) pursuant to the 7% Convertible Debentures due October 1, 1999, as amended, and the Securityholders' Agreement dated as of October 2, 1996, as amended, among HON, Buyer, D&K Family Limited Partnership, LLP and the other parties listed on the signature page thereto.

          (c) Articles and By-Laws. The copy of the Articles of Incorporation of Buyer, certified by the Secretary of State of the State of Iowa, and the By-Laws of Buyer, furnished to Sellers are true, correct and complete.

          (d) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will
     (i) violate, conflict with, or constitute a default under, any of the terms of Buyer's charter or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any material contract, license, security agreement, mortgage, note, deed, lease, agreement or instrument, or any order, judgment or decree by which Buyer or any of its assets are bound, or (ii) violate any Law.

          (e) Compliance with Other Instruments, etc. Buyer is not in violation of any terms of (i) its charter or By-laws,
     (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (iii) any applicable Law or (iv) any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to (x) have a Material Adverse Effect on Buyer, or (y) have the effect of preventing or materially delaying the performance by Buyer of its obligations under this Agreement.

          (f) Financial Statements. Buyer has heretofore delivered to Sellers (i) the unaudited Balance Sheet of Buyer as of November 27, 1999, (ii) the unaudited Balance Sheets of Buyer as of December 31, 1998, December 31, 1997, December 31, 1996 and the eleven (11) months ended
     November 27, 1999, (iii) the unaudited Statements of Income of Buyer for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, and for the eleven (11) months ended November 27, 1999 and (iv) the Statement of Cash Flows of Buyer for the eleven (11) months ended November 27, 1999 (collectively, the "Buyer Financial Statements"). Each of the Buyer Financial Statements was prepared from the books and records kept by Buyer, and fairly presents the financial position of Buyer as of such dates, and the results of operations of Buyer for the periods then ended in accordance with the internal accounting practices and policies of Buyer consistently applied, except that the Buyer Financial Statements do not contain normal year-end adjustments required by GAAP and the Buyer Financial Statements omit footnote disclosures required by GAAP.

          (g) Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against Buyer in any court or before any arbitrator of any kind or before or by any Governmental Authority, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to (a) have a Material Adverse Effect on Buyer or
     (b) have the effect of preventing or materially delaying the performance by Buyer of its obligations under this Agreement.

          (h) Absence of Certain Changes or Events. During the period since November 27, 1999, the business of Buyer has been conducted only in the ordinary course, consistent with past practice, and Buyer has not entered into any material transaction other than in the ordinary course, consistent with past practice, and there has not been (i) any change (other than changes affecting generally the fireplace, hearth products and building products industries as a whole, including but not limited to, changes in or affecting interest rates, housing markets, applicable Laws or comparable events) in the business, financial condition, results of operations, properties, assets or liabilities of Buyer that, individually or in the aggregate, has or would reasonably be expected to have (so far as can be foreseen at the time) a Material Adverse Effect on Buyer, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Buyer which, individually or in the aggregate, has or would reasonably be expected (so far as can be foreseen at the time) to have a Material Adverse Effect on Buyer, or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Buyer, other than intercompany advances between HON and Buyer.

          (i) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby, except Robert W. Baird & Co.
     Incorporated.

          (j) Consents. Schedule 5.3(d) sets forth a list of all consents, novations and waivers prescribed by Law or any contract, agreement, commitment or undertaking and which must be obtained or satisfied by Buyer in order for Buyer to consummate the transactions contemplated by this Agreement or the other agreements to be executed and delivered in connection herewith. All such consents prescribed by any Law or any contract, agreement, commitment or undertaking, and which must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement, or for the continued performance by it of its rights and obligations thereunder, have been, or shall by the Closing have been, made, obtained and satisfied.

          (k)  Ability to Pay Cash Amount.  On the Closing Date,
     Buyer will have sufficient cash to pay the Cash Amount in immediately available funds.

          5.5 General. The representations and warranties of the parties hereto made in this Agreement, subject to the exceptions thereto, shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for the respective periods set forth in Section 11.5.

               ARTICLE VI.  CONDITIONS TO CLOSING

          6.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer except for the conditions set forth in subsection (d) (as to Consents of Governmental Authorities) of this Section 6.1:

          (a) Representations and Warranties. Each of the representations and warranties of Sellers made in
     Section 5.1 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time except (excluding the representations and warranties set forth in
     Section 5.1(h)) where the failure to be so true and correct (without giving effect to any limitations as to "materiality," "substantial," "Material Adverse Effect," or "material adverse change" set forth therein) (i) does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or a material adverse impact on the ability of Sellers to perform their obligations hereunder (other than as a result of any matter set forth in the proviso to Section 6.1(c)), and (ii) relates to a Retained Liability against which Sellers have agreed to indemnify Buyers hereunder.

          (b) Covenants. Sellers shall have performed and complied with all covenants and agreements required to be performed or complied with by each of them at or prior to the Closing Date.

          (c) Material Adverse Change. Since the date hereof, there shall have occurred no material adverse change, or condition or occurrence of any event which would reasonably be expected to result in any such change, in the condition (financial or otherwise), business, assets, properties or operations of the Companies, taken as a whole, or the Business; provided, however, that if and so long as Sellers have performed their obligations under this Agreement, the following shall not be deemed to be any such change:
     (i) the inability of Buyer to reach an agreement with any of the Companies' employees (other than the Key Employees) regarding their employment by Buyer after the Closing or the resignation of any of the Companies' employees (other than the Key Employees) prior to the Closing, (ii) any actual or projected decrease in dollar sales to any of its customers or any change in the Companies' relations with any of their suppliers, including without limitation, such changes resulting from or related to the transactions contemplated under this Agreement, or (iii) changes affecting generally the fireplace, hearth products and building products industries as a whole, including, but not limited to, changes in or affecting interest rates, housing markets, applicable laws or comparable events.

          (d)  Consents.  All Consents of Governmental
     Authorities and Required Consents of third parties described in Sections 1.4, 5.1(y) and 9.6 and necessary to consummate the transactions contemplated hereunder shall have been obtained and satisfied and the applicable waiting period under the H-S-R Act shall have expired or been terminated.

          (e) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated, except for any such litigation, action, suit, claim or proceeding claiming breach of the agreements described in paragraph III.7 of the Schedule entitled "Contracts" or the paragraph entitled "CFM Majestic" on the Schedule entitled "Non-Assigned Contracts" as a result of the transactions contemplated hereby, other than any action, litigation, suit, claim or proceeding arising as a result of any other breach by any Seller of any such agreements.

          (f) Legal Matters. The form and substance of all legal papers, instruments and documents delivered under
     Section 4.2 (and not attached in form hereto) shall, in the reasonable judgment of Buyer, be satisfactory to Buyer, and if requested by Buyer, to Jones, Day, Reavis & Pogue, Buyer's counsel, in its reasonable judgment.

          (g) Certificate of Seller. At the Closing, Sellers shall have delivered to Buyer a Certificate signed by each Company's President, and attested to by its Secretary or an Assistant Secretary, and dated the Closing Date, to the effect that to the best of the knowledge and belief of such officers the conditions specified in Sections 6.1(a), (b),
     (c) and (d) have been fulfilled.

          (h)  Certificate; Documents.  Sellers and the other
     Persons shall have delivered the certificates, opinion of counsel and other documents required by Sections 4.2, 4.5 and 4.6.

          (i) Tax Certificates. Sellers shall have delivered to Buyer such forms and certificates as may be necessary to exclude or reduce payment of state sales taxes otherwise incurred as a result of Buyer's acquisition of the Acquired Assets.

          (j) Lender Consents. HON shall have received duly executed consents from the holders of its industrial revenue bonds, in form and substance reasonably satisfactory to HON.

          (k) Other Closing. The closing of the transactions contemplated by the Purchase Agreement of even date herewith among HON, Buyer, Ron F. Skoronski, Kirk R. Sorensen,
     Madison, FPSI and Minocqua (the "Allied Agreement") shall have been consummated.

          6.2 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers except for the conditions set forth in subsection (c) of this Section 6.2:

          (a) Representations and Warranties. Each of the representations and warranties of Buyer and HON made in Sections 5.3 and 5.4 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time except (excluding the representations and warranties set forth in Section 5.4(f)) where the failure to be so true and correct (without giving effect to any limitations as to "materiality," "substantial," "Material Adverse Effect," or "material adverse change" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HON and Buyer, taken as a whole, or a material adverse impact on the ability of HON and Buyer to perform their obligations hereunder.

          (b) Covenants. Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by it at or prior to the Closing
     Date.

          (c) Material Adverse Change. Since the date hereof, there shall have occurred no material adverse change, or condition or occurrence of any event which would reasonably be expected to result in any such change, in the condition (financial or otherwise), business, assets, properties or operations of Buyer; provided, however, that changes affecting generally the fireplace, hearth products and building products industries as a whole, including, but not limited to, changes in or affecting interest rates, housing markets, applicable laws or comparable events shall not be deemed to be any such change.

          (d)  Consents.  All Consents of Governmental
     Authorities, including those described in Sections 5.3(d), 5.4(j) and 9.6, necessary to consummate the transactions contemplated hereunder shall have been obtained and the applicable waiting period under the H-S-R Act shall have expired or been terminated.

          (e) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

          (f) Legal Matters. The form and substance of all legal papers, instruments and documents delivered under
     Section 4.4 (and not attached in form hereto) shall, in the reasonable judgment of Sellers, be satisfactory to Sellers, and if requested by Sellers, to Sellers' Counsel, in its reasonable judgment.

          (g) Certificates of Buyer and HON. At the Closing, Buyer and HON shall have delivered to Sellers a Certificate signed by the respective Presidents or Vice Presidents of Buyer and HON, and attested to by the respective Secretaries or Assistant Secretaries of Buyer and HON, and dated the Closing Date, to the effect that to the best of the knowledge of such officers the conditions specified in
     Section 6.2(a), (b) and (c) have been fulfilled.

          (h) Certificates; Documents. Buyer shall have delivered the certificates and other documents required by Sections 4.4 and 4.5.

          (i) LaSalle Loan. The Sellers shall have received a term sheet or executed commitment letter from LaSalle Bank N.A. obligating it to loan certain Sellers or Affiliates of Sellers approximately $7,000,000 on the Closing Date.

          (j) Other Closing. The closing of the transactions contemplated by the Allied Agreement shall have been consummated.

               ARTICLE VII.  COVENANTS OF SELLER

          7.1 Conduct of Business. During the period from the date hereof through the Closing Date, Sellers shall conduct the Business and operate the Assets in the ordinary and normal course and consistent with past practice (including, without limitation, using their best efforts to preserve beneficial relationships between the Companies and their distributors, agents, lessors, suppliers and customers, as reasonably directed by Buyer) and continue normal maintenance, marketing, advertising, distributional and promotional expenditures in connection with the Business. No Company shall engage in any transactions, including transactions relating to the purchase or sale of goods, raw materials, inventories or other operating or production items, intracorporate or otherwise, with any of its Affiliates from the date hereof until the Closing other than
(i) transactions approved by Buyer in writing, (ii) transactions in the ordinary and normal course consistent with past practice pursuant to the leases disclosed on the Schedule entitled "Real Estate and Leases", or (iii) transactions on terms no more favorable to the Companies or their Affiliates than would have been obtainable in arm's-length dealing. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, during the period from the date hereof through the Closing Date, no Company shall:

          (a) Obligations for Borrowed Money. (i) create, incur or assume any debt (including obligations in respect of capital leases) or any debt for money borrowed (whether long- or short-term), other than trade payables incurred in the ordinary course of business consistent with past practice and amounts constituting Retained Liabilities drawn on existing lines of credit or similar extensions of credit,
     (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person, or (iii) make any loans, advances or capital contributions to any other Person other than advances of expenses to employees in the ordinary and normal course consistent with past practices;

          (b) Employee Matters. (i) Increase in any manner the rate of compensation of any of its officers or other employees other than the increases for the persons and in the amounts described on Schedule 7.1, (ii) make or agree to make any payment pursuant to any Company Plan, including, without limitation, any payment of any pension, retirement allowance, severance or other employee benefit, except as expressly required by any existing Company Plan disclosed on the Schedules to this Agreement, to any such officers or employees, whether past or present; (iii) enter into or modify any collective bargaining agreement; or (iv) commit itself to any additional Company Plan, or employment or consulting agreement with a Person, or to amend any of such Plans or agreements, except as required by Law;

          (c) Sale of Assets. Sell, transfer, license or otherwise dispose of or agree to sell, transfer, license or otherwise dispose of any Assets, except Inventory in the ordinary and normal course of business consistent with past practice;

          (d) Commitments. Enter into any other agreements, commitments, contracts or undertakings, except agreements, commitments, contracts or undertakings made in the ordinary and normal course of business consistent with past practice and the representations and warranties of Sellers contained in this Agreement;

          (e) Leased Facilities. Terminate, modify or amend the Lease Agreements;

          (f) Encumbrances. Encumber or grant or create a Lien on any of the Assets other than Liens on after-acquired assets arising as a result of security agreements disclosed on the Schedule entitled "Contracts";

          (g) Insurance. Cause any of the policies of insurance referred to in Section 5.1(x) to terminate, lapse or be canceled, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

          (h) Litigation. Enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation, except settlements made in the ordinary and normal course of business or by insurers, involving amounts not in excess of $20,000;

          (i) Representations and Warranties. Take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties contained in Sections 5.1(f), (g), (s), (u) or
     (z) to fail to be true and correct as of the Closing as though made at and as of the Closing; or

          (j) Commitments. Agree or commit to do any of the foregoing.

          7.2  Disclosure Supplements.

          (a) From time to time prior to the Closing, Sellers shall promptly supplement or amend the Schedules to this Agreement with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to this Agreement, or (ii) which makes it necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of any Seller which has been rendered inaccurate thereby. No supplement or amendment to the Schedules to this Agreement or any delivery of Schedules after the date hereof, unless expressly consented in writing by Buyer, shall be deemed to cure any breach of any representation or warranty made in this Agreement, or modify, affect or diminish Buyer's right to terminate this Agreement pursuant to Section 10.1(c).

          (b) During the period from the date hereof to the Closing, Sellers shall promptly (i) furnish or make available to Buyer copies of all operating reports and monthly, quarterly and year-end financial statements of each Company as soon as they become available, all certified by such Company's chief financial officer that such financial statements fairly present the financial position and results of operations of such Company for the periods covered by such statements and for year-end financial statements in accordance with GAAP consistently applied, and (ii) notify Buyer of (A) any material change in the condition (financial or otherwise), business, assets, properties, operations or prospects of any Company or the Business, and (B) the institution or settlement of any litigation, action, suit, investigation, claim or proceeding and of any material developments therein.

          7.3 Closing. Sellers shall use their best efforts to cause the conditions set forth in Section 6.1 to be satisfied by the Closing Date.

          7.4 Confidentiality. Sellers shall, and shall cause their Affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use all confidential information which remains after Closing in the possession of Sellers or such Affiliates or other persons, including information concerning the Business and the Assets. Sellers shall not release or disclose any such information to any Person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

          (a) which a Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law;

          (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

          (c) which can be shown to have been provided to a Seller by a third party who obtained such information other than from a Seller or any Company or other than as a result of a breach of this Section.

          7.5  Maintenance of Insurance.  Each Seller will
(a) maintain all policies of insurance in effect on the date hereof through and until the Closing; and (b) after the Closing use its best efforts to maintain any policies of insurance which cover liabilities associated with the operation of the Business prior to the Closing; provided, that after the Closing Sellers shall not be required to pay any additional premiums in respect of such policies or maintain in effect any insurance coverage.

          7.6 Inventories. Prior to the Closing, Sellers will maintain levels of all Inventories, including materials and supplies, at levels consistent with current practice in the ordinary and normal course of business.

          7.7 Maintenance of, and Access to, Records. After the Closing Date, each Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business which are retained by it. Each Seller shall preserve and maintain any books and records relating to the Business and retained by such Seller for at least five years after the Closing Date.

          7.8  Non-Competition.

          (a) Period and Conduct. As further consideration for the purchase and sale of the Acquired Assets and the transactions contemplated by this Agreement, during the period commencing on the Closing Date, and ending on the date which is five years thereafter, no Seller shall:

               (i)  compete with Buyer in the manufacture,
          production, design, engineering, importation, purchase, marketing, sale, distribution, installation, research or development of any Products;

               (ii) solicit, or accept orders or business of any kind relating to the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, installation, research or development of any Products from any customer or active prospect of Buyer, or any former customer of any Company;

               (iii)solicit any employee of Buyer or former employee of any Company to terminate his or her employment with Buyer; or

               (iv) use, or incorporate or otherwise create any business organization utilizing any name which uses any words contained in any Company's corporate name or name under which any Company conducted business prior to the Closing ("Corporate Names") or which are confusingly similar to such words.

          (b) Territory. Each Seller shall refrain from engaging in the activities described in this Section 7.8 during the period specified in Section 7.8(a) hereof in any of the United States of America, Puerto Rico, the Virgin
     Islands, Canada and Mexico.

          (c)  Definition.   Sellers shall be deemed to be
     competing with Buyer if any of them or any of their respective Affiliates is engaged or participates in any activity or activities described in subsection (a) of this
     Section 7.8, directly or indirectly, whether for its own account or for that of any other Person, firm or corporation, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor, or partner, or in any other capacity.

          (d) Remedies. Inasmuch as a breach, or failure to comply with, Section 7.8 of this Agreement will cause serious and substantial damage to Buyer, if any Seller or any of its respective Affiliates should in any way breach, or fail to comply with, the terms of this Section 7.8, Buyer shall be entitled to an injunction restraining such Seller and such Affiliates from any such breach or failure. All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity. Buyer shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein. Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Buyer or monetary damages and compensation.

          (e) Subsidiaries, Divisions and Affiliates. For the purpose of this Section 7.8, "Buyer" shall include its subsidiaries, divisions and Affiliates as they may exist from time to time, HON and any Person deriving title to the goodwill of the Business or the Assets from Buyer.

          (f) Severability. Each subsection of this Section 7.8 constitutes a separate and distinct provision hereof. In the event that any provision of this Section 7.8 shall finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 7.8 shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          7.9 Accounts Receivable. In the event that any Seller or any of its Affiliates receives any payment relating to any Account Receivable outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, Buyer. Sellers or such Affiliates will promptly endorse and deliver to Buyer any cash, checks or other documents received by any Seller on account of any such Accounts Receivable. Sellers or such Affiliates shall advise Buyer (promptly following any Seller's becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Account Receivable.

          7.10 Name Change Filings. Each Asset Seller shall, within three (3) days following the Closing, deliver to Buyer evidence of filing with the Secretary of State of its State of incorporation of an amendment to such Sellers' Articles of Incorporation to change its name to a name which is not deceptively similar to its Corporate Names. Each Asset Seller shall, within thirty (30) days after the Closing, take such actions and file such documents as shall be necessary to
(a) reflect such name changes in all States in which each Asset Seller is qualified to do business as a foreign corporation, and shall deliver to Buyer copies of such documents evidencing such name change filings, (b) discontinue the use of the trademarks and trade names associated with any products available through such Asset Seller, and (c) otherwise discontinue the use of such trademarks and trade names in connection with Seller's business operations.

          7.11 No Shopping. From the date hereof through and until the earlier of termination of this Agreement pursuant to
Article X or Closing, no Seller nor any of its Affiliates, employees, officers, agents or advisors shall, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition (or sublease as the case may be) of the Assets or the Business, or any assets or securities of, or any merger, consolidation or business combination with, any Company, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (i) participate in any discussions or negotiations, (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, any Company, the Assets or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. Sellers shall promptly notify Buyer if any such proposal or offer or any inquiry or contact with any Person with respect thereto is made.

          7.12 Plant Closing Obligations. If any Seller or any of its Affiliates takes any action which could be construed as a "plant closing" or "mass layoff", or which results in any employee retained or employed suffering or deeming to have suffered any "employment loss", as those terms are defined in WARN, Sellers and such Affiliates shall be solely responsible for providing any notice required by WARN and for making payments, if any, which may be required under WARN for failure to provide appropriate notice; provided, however, that for purposes of this
Section 7.12, employees of the Sellers immediately prior to the Closing shall be deemed to be employees of the Buyer as of the Closing Date.

          7.13 Further Assurances; Customer and Supplier Relationships; Assertion of Claims. Sellers shall use their best efforts to implement the provisions of this Agreement, and for such purpose Sellers, at the request of Buyer, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, Required Consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Assets, free and clear of all Liens other than Permitted Liens, including, without limitation, such instruments and documents as may be necessary or advisable to vest in Buyer all of Sellers' benefits and interest in any Liens (including mechanics' liens) obtained by any Seller on or in any assets or properties of Sellers' customers.

          7.14 Appointment of Representative. Each Seller hereby designates and appoints Philip T. Mercer ("Mercer") as the Sellers' representative and attorney-in-fact (the "Representative") to act for and on behalf of the Sellers as provided in this Agreement and to serve in accordance with the terms of this Agreement. The Representative hereby accepts such appointment and agrees to be bound by the terms of this Agreement and to act in furtherance of the interests of the Sellers hereunder. In the event that Mercer is unable to serve as Representative due to death or disability, or resigns (by providing at least thirty (30) days' prior written notice to each party to this Agreement), the Sellers shall select a successor Representative. Mercer's rights and obligations under this Agreement as the Representative shall be separate and distinct from Mercer's other rights and obligations hereunder or as an officer or director of any Company, and any reference to Mercer in his capacity as Representative shall not be deemed a reference to Mercer in any other capacity.

          7.15 Payment of Indebtedness; Releases. On or before the Closing Date, each Seller will (a) pay, perform and discharge any and all liabilities or obligations for indebtedness of each Company, whether fixed, contingent or otherwise (including, without limitation, notes payable to Affiliates of any Company), and (b) obtain copies of all executed releases, in form and substance reasonably satisfactory to Buyer, necessary to release of any and all Liens relating to such indebtedness, including, without limitation, the Liens described on the Schedule hereto entitled "Liens" (in each case other than Liens that are Permitted Liens). The Sellers will cause the releases referenced in the foregoing clause (b) to be filed promptly, but no later than two (2) business days, after payment of the related indebtedness and in any event promptly after the Closing Date.

           ARTICLE VIII.  COVENANTS OF BUYER AND HON

          8.1  Covenants of Buyer.

          (a) Maintenance of, and Access to, Records. From and after the Closing, Buyer shall, whenever reasonably requested by the Representative, permit the Sellers to have access to such business records turned over to Buyer pursuant to this Agreement as may be reasonably requested by such Seller in connection with any audit or investigation by any Governmental Authority, or any matter relating to insurance coverage or third party claims, in each such case to the extent relating to the operation of the Business by such Seller prior to the Closing. Buyer shall preserve and maintain the records relating to the Business which are part of the Assets for at least five (5) years after the Closing Date.

          (b) Closing. Buyer shall use its best efforts to cause the conditions set forth in Section 6.2 to be satisfied by the Closing Date.

          (c) Disclosure Supplements. From time to time prior to the Closing, Buyer shall promptly supplement or amend its Schedules to this Agreement with respect to any matter
     (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in Buyer's Schedules to this Agreement, or (ii) which makes it necessary to correct any information in Buyer's Schedules to this Agreement or in any representation and warranty of HON or Buyer which has been rendered inaccurate thereby. No supplement or amendment to the Schedules to this Agreement or any delivery of Schedules after the date hereof, unless expressly consented in writing by Sellers, shall be deemed to cure any breach of any representation or warranty made in this Agreement, or modify, affect or diminish Sellers' right to terminate this Agreement pursuant to Section 10.1(d).

          (d) Copies. During the period from the date hereof to the Closing, Buyer shall promptly furnish or make available to Seller copies of an income statement and balance sheet as of each month-end after the date of this Agreement and prior to Closing.

          (e) Insurance. After the Closing Buyer will use its best efforts to maintain any policies of insurance that cover Buyer's assets and properties, including, without limitation, Acquired Assets owned by Buyer, and the liabilities associated with the operation of its business.

          (f) Supply of Products. Buyer agrees to supply Sellers, during the term of this Agreement and prior to Closing, and upon request, with products manufactured or sold by Buyer to the extent necessary to replace any reduction in Sellers' supply of Products occurring after the date of this Agreement, on terms and conditions similar to those provided by Buyer to Sellers immediately prior to the date of this Agreement, subject to sufficient availability and capacity by Buyer.

          (g) Further Assurances. Buyer, at the request of Sellers and at or after the Closing, shall promptly execute and deliver, or cause to be executed and delivered, such other agreements, certificates, instruments and other writings required by it by this Agreement to satisfy the payment terms set forth in Section 3.1.

          8.2  Covenants of HON.

          (a) Closing. HON shall use its best efforts to cause the conditions set forth in Section 6.2 to be satisfied by the Closing Date.

          (b) IRB Consents. HON shall use its reasonable best efforts to obtain the consents referred to in Section
     6.1(j)(i).

          (c) Buyer Note. HON shall cause the Buyer Note to be purchased by a financial institution at the face value thereof, or shall repurchase the Buyer Note at the face value thereof within ninety (90) days of the Closing.


           ARTICLE IX.  CERTAIN ADDITIONAL COVENANTS

          9.1 Access to Records and Properties. Prior to the Closing, (a) Buyer shall be entitled, and each Seller shall permit Buyer, to conduct such investigation of the condition (financial or otherwise), business, assets, properties or operations of the Companies and the Business as Buyer shall reasonably deem appropriate, and (b) each Seller shall
(i) provide Buyer and its agents and representatives, including its independent accountants, internal auditors and attorneys, full and complete access to all the facilities, offices and management and supervisory personnel of the Companies, and to all of the books and records of the Companies (including work papers of any accountants), (ii) cause the Companies' officers, employees and advisors to furnish Buyer with such financial and operating data (including the data described in Section 7.2(b)) and other information with respect to the condition (financial or otherwise), business, assets, properties or operations of the Companies and the Business as Buyer shall reasonably request, and
(iii) permit Buyer to make such inspections and copies thereof as Buyer may reasonably require, including without limitation, to conduct such environmental assessments and investigations of the Property and surrounding property as Buyer or its advisors and consultants may deem necessary or appropriate, and sampling and analysis of environmental media to detect the presence or confirm the absence of contamination, including any contamination which may be present in groundwater and the sources of any such contamination. In addition, Buyer shall be provided with full and complete access to the customers and suppliers of the Business and the opportunity to make, in conjunction with Sellers, cooperative calls on purchasers of Products.

          9.2 Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents, and the transactions contemplated hereby. Buyer shall be responsible for all obligations to Robert W. Baird & Co. Incorporated. Sellers shall be responsible for all obligations to Bowles, Hollowell, Conner and First Union Capital Markets Corporation and counsel to the Sellers, or any of them. All sales, transfer, recordation and documentary Taxes and fees which may be payable in connection with the sale of the Acquired Assets shall be borne by Buyer; provided, however, that Sellers will fully cooperate with Buyer in preparing and filing all certificates and other documents the filing of which will reduce the amount of Taxes and fees payable in connection with the sale of the Acquired Assets.

          9.3 Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer.

          9.4 Press Releases and Disclosure. The parties agree that neither Sellers, Buyer nor their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Sellers or Buyer) without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided, that nothing herein shall prohibit any party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by Law or stock exchange regulations; provided further that such party shall, whenever practicable consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

          9.5 Cooperation in the Defense of Claims. In the event that a claim is asserted against Buyer, any of its direct or indirect subsidiaries or Affiliates, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, or the ownership, possession, use or sale of the Assets prior to the Closing, Sellers shall cooperate with Buyer in the defense of any such claim.

          9.6 Regulatory Approvals. Sellers will, and will cause its appropriate Affiliates to, and Buyer will, use, in each case, its best efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other transaction documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Sellers nor Buyer will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals. Without limiting the generality of the foregoing, Sellers and Buyer will promptly file or cause to be filed with the FTC and the DOJ, Notification and Report Forms and documentary materials that substantially comply with the provisions of the H-S-R Act and the rules thereunder. Buyer shall pay all fees associated with the filing of any such Notification and Report Forms or related materials and information (other than the fees and expenses of Buyer's legal, financial or other professionals engaged to provide services in respect of such filing). Buyer and Sellers will promptly file any additional information requested as soon as practicable after receipt of a request for additional information. Buyer and Sellers will use reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filing. Sellers will supply Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Sellers or its representatives, on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

          9.7 Employee Matters. (a) Buyer shall offer employment as of the Closing Date to such currently active employees employed in the Business by the Asset Sellers as of the Closing Date as Buyer may determine (each a "Transferred
Employee").

          (b) Immediately following the Closing Date, Buyer shall provide to each Transferred Employee employee benefits (including hospitalization, medical, prescription drug, dental, disability, 401(k), pre-tax premium payment, vacation, life and accidental death and dismemberment, incentive, bonus, fringe benefits and other similar benefits but excluding any plan or program (or feature thereof) which provides any opportunity to, directly or indirectly, acquire or invest in the equity of any Asset Seller) which are, in the aggregate, substantially similar to the employee benefits provided as of the date hereof to such Transferred Employee, but only to the extent such Transferred Employee is eligible for such benefits as of such date. Each Transferred Employee shall be credited for eligibility, benefit accrual and vesting purposes with their periods of service with the Asset Sellers counted under a Company Plan prior to the Closing Date under any similar employee benefit plan, program or arrangement established, maintained, continued or made available by Buyer after the Closing Date in which such Transferred Employees are eligible to participate (excluding for this purpose accruals under any retirement plan for the period prior to Closing).

          (c) Effective as of the Closing Date, Buyer shall assume the sponsorship of the AFC Flexible Benefits Program (the "Assumed Plan"), and, prior to Closing, AFC shall take all action necessary to amend such plan to reflect the change in sponsorship, to exclude participation by any employees who are not Transferred Employees (except for deferred vested participants) and make other conforming changes and to transfer to Buyer the assets attributable to the Assumed Plan. Effective as of the later of the Closing Date or such date as AFC supplies Buyer with evidence reasonably acceptable to Buyer that the Internal Revenue Service has concluded its audit of the American Fireplace Company Tax-Sheltered Thrift Plan and Trust ("AFC Plan") for all years under audit as of the date hereof without disqualifying the AFC Plan and without requiring any correction, sanction or adjustment with respect to such AFC Plan, Buyer shall assume the sponsorship of the AFC Plan, and, prior to such transfer of sponsorship, AFC shall take all action necessary to amend the AFC Plan to reflect the change in sponsorship and make other conforming changes and to transfer to Buyer the assets attributable to such AFC Plan.

          (d) The Asset Sellers shall be responsible for all claims for welfare benefits which are incurred prior to the Closing Date by any Transferred Employee (or the eligible spouse or dependent of such Transferred Employee) that are payable under the terms and conditions of any Company Plan, except to the extent accrued for as a liability on
     Schedule 2.1(b). The Asset Sellers shall cease to provide any group health plan to any employees as of the Closing Date, and therefore shall have no obligation to provide medical continuation coverage to such employees. Pursuant to the provisions of this Section 9.7, Buyer shall be considered a successor employer within the meaning of Prop. Treas. Reg. Section 54.4980B-9 and therefore shall be responsible for providing medical continuation coverage pursuant to COBRA to former employees of the Asset Sellers (and their eligible spouses and dependents) who terminate employment at or prior to the Closing Date. Buyer shall recognize copayments and deductibles paid by each Transferred Employee (or eligible spouse or dependent of such Transferred Employee) under the Plans prior to the Closing Date for the applicable period and shall not exclude any Transferred Employee (or eligible spouse or dependent of such Transferred Employee) from medical coverage based on any preexisting condition.

          (e) Nothing herein expressed or implied shall confer upon any Transferred Employee (or any spouse or dependent of such Transferred Employee) or legal representative thereof any rights or remedies, including without limitation any right to employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          (f) Sellers shall be responsible for the claims for workers compensation benefits which are incurred prior to the Closing Date.

          (g) To the extent assumed under Section 2.1(b), Buyer shall assume liability for normal and ordinary vacation accruals attributable to each Transferred Employee as a result of such Transferred Employee's service with an Asset Seller.

          (h) In no event shall Buyer be liable for any severance payments that may be payable to any employee of the Business as a result of the transactions set forth in this Agreement. The Asset Sellers shall use their best efforts to assign to Buyer as of the Closing Date the employment agreements currently in effect with their respect to the employees and to obtain from each employee covered by any such employment agreement in a form acceptable to Buyer
     (a) an acknowledgment that the transactions contemplated by this Agreement will not result in a termination of employment for purposes of such employment agreement, and
     (b) a waiver and release of any claim for payment or benefits under such employment agreement based on the transactions contemplated by this Agreement.

          (i) On the Closing Date, each of the Asset Sellers shall transfer the personnel files of the employees of the Business, or copies thereof, to Buyer.

          (j) Sellers shall pay all annual incentive bonuses payable for 1999 and any prior years under any incentive arrangements.

          9.8  [Intentionally omitted]

          9.9 Product Warranty Work. After the Closing Date, Buyer shall perform, without recourse to Sellers, the Companies' obligations under Ordinary Warranty Commitments. With respect to warranty claims other than Ordinary Warranty Commitments, Buyer may seek indemnification from Sellers for such Liability, as provided in Article XI.

                         ARTICLE X.  TERMINATION

          10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the
Closing:

          (a)  Mutual Consent.  By the Representative and Buyer;

          (b)  Termination Date.  By Sellers, by the
     Representative or by Buyer, if the Closing shall not have occurred on or before March 31, 2000 (the "Termination Date"); provided, however, that (i) if the HSR Approvals shall not have been obtained by March 31, 2000, the Termination Date shall be extended to May 31, 2000 and (ii) the right to terminate this Agreement pursuant to this
     Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

          (c) Sellers Misrepresentation or Breach. By Buyer, if there has been a breach by any Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by any Seller, which breach
     (A) would give rise to a failure of a condition set forth in
     Section 6.1, and (B) is incapable of being cured by Sellers or is not cured within ten (10) business days of written notice thereof;

          (d) Buyer Misrepresentation or Breach. By Sellers or by the Representative, if there has been a breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer, which breach
     (A) would give rise to a failure of a condition set forth in
     Section 6.2. and (B) is incapable of being cured by Buyer and is not cured within the (10) business days of written notice thereof;

          (e) Court Order. By Sellers, by the Representative or by Buyer, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

          (f) Material Adverse Change. By Buyer, if since the date of this Agreement there has been a material adverse change, or the occurrence of a condition or event which would reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), business, assets, properties, or operations of the Companies, taken as a whole (other than as a result of any matter set forth in the proviso to Section 6.1(c));

          (g) Buyer's Conditions. By Buyer, if any condition precedent to Buyer's obligation to effect the Closing as set forth in Section 6.1 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Buyer on or prior to the Termination Date; and

          (h) Sellers' Conditions. By Sellers or by the Representative, if any condition precedent to Sellers' obligation to effect the Closing as set forth in Section 6.2 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Sellers or by the Representative on or prior to the Termination Date.

          10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Sellers, HON and Buyer under this Agreement shall terminate without further liability of Sellers, HON or Buyer, except that (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Section 7.4 and the Confidentiality Agreements (as hereinafter defined); (b) the obligations of Sellers and Buyer under Section 9.2 shall survive such termination; and (c) such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 10.1.

                    ARTICLE XI.  INDEMNIFICATION

          11.1 Indemnification by Buyer. From and after the Closing, Buyer and HON, jointly and severally, shall indemnify, defend and hold Sellers, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, interest, penalties, attorneys' fees to the extent permitted by law, and accounting fees and investigation costs) (collectively, "Liabilities") that may be incurred by any Seller or other such persons resulting or arising from or related to, or incurred in connection with: (a) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities, (b) the failure of Buyer to report the purchase of the Acquired Assets in accordance with the allocations required by Section 3.6, and (c) any breach of any representation, warranty, covenant, obligation or agreement of Buyer contained herein or in any other Transaction Document.

          11.2 Indemnification by Sellers.

          (I) General. From and after the Closing, Sellers shall jointly and severally indemnify, defend and hold Buyer, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all Liabilities that may be incurred by Buyer or other such persons resulting or arising from, related to or incurred in connection with: (a) the failure of Sellers to assume, pay, perform and discharge the Retained Liabilities, (b) the failure of Sellers to report the sale of the Acquired Assets in accordance with the allocations required by Section 3.6, (c) any breach of any representation, warranty, covenant, obligation or agreement of Sellers contained herein or in any other Transaction Document, (d) any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer,
(e) the litigation, actions, suits, investigations, claims, Company Plan audits and proceedings described, or required to be described, in the Schedules to this Agreement, (f) any failure to obtain any Required Consent, and (g) the failure by AFC to obtain all air quality permits required by Law for its facility described on the Schedule entitled "Environmental Matters".

          (II) Environmental Indemnification. Sellers jointly and severally agree to indemnify, defend, reimburse and hold harmless:

          (A) Buyer, its Affiliates and their respective directors, officers, representatives, employees and agents; and

          (B) any other Person who acquires a portion of the Property in any manner, including but not limited to, through purchase, at a foreclosure sale or otherwise through the exercise of the rights and remedies of Buyer under this Agreement; and

          (C) the contractors, subcontractors, experts, licensees, lessees, mortgagees, trustees, heirs, devisees, successors, assigns and invitees of any Persons referred to in subsections (A) or (B) of this Section 11.2(II);

from and against any and all Environmental Damages (as hereinafter defined) arising from the presence, use, generation, storage, treatment, discharge, release or disposal (including off-site disposal) of Hazardous Materials upon, about, from or beneath the Property or migrating to or from the Property, or arising in any manner whatsoever out of the violation of any Environmental Requirements pertaining to the Property and the activities thereon, in each case to the extent that such Environmental Damages or violation of any Environmental Requirements are attributable to, or the result of, any act or omission by any Company prior to the Closing Date. This obligation to indemnify shall include, but not be limited to, the expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such claims, suits or proceedings are groundless, false or fraudulent, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified Persons; provided, however, that Buyer will be entitled to control any clean-up or remediation, and any related proceeding, and, except as provided in the following sentence, any other proceeding with respect to which indemnity may be sought under this Section. The procedures described in Section 11.3 shall apply to any claim solely for monetary damages relating to a matter covered by this Section.

          11.3 Notice of Claim; Right to Participate in and
Defend Third Party Claim.

          (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article XI, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing provided the indemnifying party shall have acknowledged in writing its obligations to indemnify the indemnified party with respect to such Third Party Claim; provided, however, that the indemnifying party shall not settle or compromise any Third Party Claim without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to the Third Party Claim. The indemnified party shall be entitled (at the indemnified party's expense) to participate in the defense of any Third Party Claim with its own counsel.

          (c) Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party.

          11.4 Setoff. (a) In addition to any and all other remedies hereunder or at law or in equity, Buyer shall be entitled to recover any indemnification payment or other amounts due from any Seller or Affiliate of a Seller hereunder, under an Employment and Non-Competition Agreement or a Non-Competition Agreement, or by a guarantor under a Shareholder Guaranty and (i) which have not been duly and punctually paid, or (ii) with respect to which any such Seller or Affiliate shall not have acknowledged its indemnification obligations under Article XI, by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due from Buyer to any Seller, Affiliate of a Seller or guarantor under any such agreement or the Convertible Debentures or any securities into which Convertible Debentures have been converted; provided, however, that any setoff associated with a breach or amounts due under any Employment and Non-Competition Agreement or any Non-Competition Agreement shall be set off solely against the Seller or Affiliate of Seller committing such breach. Pending final judgment by a court of competent jurisdiction (which shall, for purposes of this Agreement, be deemed to include any decision of any mediator to which the parties thereto have consented, and any arbitration decision rendered, pursuant to Section 11.8) that Buyer is entitled to any such payments or other amounts, the setoff amounts shall be deposited into an interest bearing escrow account with a financial institution designated by Buyer (the "Escrow Agent").

          (b) (i) If such judgment holds that Buyer in whole or in part wrongfully setoff, and that Buyer had reasonable grounds for its assertion that such Seller, Affiliate or guarantor was in breach of, or had otherwise failed to comply with, the agreement under which setoff was claimed and the amount setoff, Buyer shall pay the Person entitled to such wrongfully setoff funds such wrongfully setoff funds plus an amount equal to (x) 10% interest computed thereon less (y) interest earned on the escrowed funds from the date of the earlier of escrow deposit or setoff to the date of payment and such person shall be entitled to such escrow interest. (ii) If such judgment holds that Buyer in whole or in part wrongfully setoff, and that Buyer did not have reasonable grounds for its assertion that such Seller, Affiliate or guarantor was in breach of, or had otherwise failed to comply with, the agreement under which setoff was claimed and the amount setoff, Buyer shall pay the Person entitled to such wrongfully setoff funds an amount equal to
     (x) such wrongfully setoff funds plus (y) interest actually earned thereon as reflected in account statements from the Escrow Agent, plus (z) an additional 15% interest computed on the wrongfully setoff funds from the date of the earlier of escrow deposit or setoff to the date of payment.

          (c) If such judgment holds that Buyer in whole or in part was entitled to setoff, the Person otherwise entitled to any such setoff amount shall pay Buyer an amount equal to
     (x) 10% interest computed on the amount of such judgment less (y) interest earned on any escrowed amounts from the date of setoff to the date of such judgment, and Buyer shall be entitled to such escrow interest.

          (d) Buyer's rights to set off amounts immediately prior to the expiration of the period set forth in Section 11.5(e) with respect to any claim referred to in such Section which is a Third Party Claim shall be conditioned upon HTI or any Affiliate of HTI having received written notice of such Claim, including, without limitation, any such written notice from an insurance company asserting any such Claim.

          11.5 Time Limitations on Claims for Indemnification. The right of Buyer to indemnification pursuant to Sections 11.2(I)(a) and 11.2(I)(c), and the right of Sellers to indemnification for breach of representations and warranties pursuant to Section 11.1(c) or pursuant to the Securityholders' Agreement, shall apply only to those claims for indemnification which are given pursuant to this Agreement on or before the respective dates set forth below:

          (a) Any claim for indemnification relating to any breach of the representations and warranties set forth in
     Section 5.1(v) shall be made on or before the second anniversary of the Closing Date;

          (b) No time limit shall apply to any right to indemnification with respect to any breach of any representation or warranty contained in Sections 5.1(a),
     (b), (d) or (e), Section 5.3(a) or (b), or Section 5.4(a),
     (b) or (c);

          (c) Any claim for indemnification relating to any breach of the representations and warranties set forth in
     Section 5.1(t) shall be made on or before the second anniversary of the Closing Date;

          (d) Any claim for indemnification with respect to any breach of any representation or warranty set forth in any subsection of Section 5.1, Section 5.3 or Section 5.4 not referred to in subsections (a), (b) or (c) of this Section
     11.5 shall be made on or before the day that is 455 days after the Closing Date; and

          (e)  Any claim for indemnification made pursuant to
     Section 11.2(I)(a) or (g) shall be made on or before the third anniversary of the Closing Date.

          11.6 Maximum and DeMinimis Amounts.

          (a) The maximum amount of indemnification which can be required of Sellers in the aggregate under Section
     11.2(I)(c) for any breach of any representation or warranty set forth in Section 5.1 (or any portion thereof), Section
     11.2(II) and Section 11.2(I)(a) shall not exceed
     $10,000,000.

          (b) Sellers shall not be required to indemnify, defend or hold Buyer harmless from and against any Liabilities under Section 11.2(I)(c) with respect to any breach of any representation or warranty (without giving effect to any limitations as to "materiality," "substantial," "Material Adverse Effect," or "material adverse change" set forth therein) (other than a breach of any representation and warranty described in Sections 5.1(d) or (l)), unless and until the amount of such Liabilities equals $375,000 in the aggregate (the "Threshold Amount") in which event Sellers shall be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder to the full extent of all Liabilities relating to such breach, including Liabilities that are less than the Threshold Amount.

          11.7 Exclusions. No limitation set forth in Sections 11.5 or 11.6 shall apply with respect to any representations and warranties made by any Seller which any Seller knew were untrue or false.

          11.8 Dispute Resolution. (a) In the event that any party to this Agreement or the Securityholders' Agreement has any claim, right or cause of action against any other party to this Agreement or the Securityholders' Agreement, which the parties shall be unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, shall be submitted to non-binding mediation, pursuant to clause (b) below, and if not successfully mediated, determined by arbitration in accordance with the provisions of this Section 11.8.

          (b) The party or parties requesting mediation shall serve upon the other or others a demand therefor, in writing, specifying the matter to be submitted to mediation. Within ten (10) business days after receipt of such written demand, the parties shall agree in writing to the appointment of a mutually acceptable mediator, who shall fix a time and place of the mediation which shall be as soon as conveniently possible (but in no event later than ten (10) business days after the appointment of the mediator), at which time and place the parties to the controversy shall appear and be heard with respect to the right, claim or cause of action. If the parties do not agree upon a mediator within the time specified, the matter shall proceed to arbitration under the procedures set forth in this
     Section 11.8. At mediation, each party shall present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the mediator and shall also recommend to the mediator a monetary award to be adopted by the mediator. After hearing the parties in regard to the matter in dispute, the mediator shall adopt as his or her determination with respect to such claim, right or cause of action, within ten (10) business days of the completion of the examination, by decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), one of the recommendations submitted by the parties to the dispute and shall grant no other relief or remedy. The decision of said mediator shall be non-binding and may be appealed by any party to arbitration under the arbitration procedures set forth in this Section 11.8 The expense and cost of mediation, including fees and expenses of counsel to the parties, shall be borne by the party or parties whose recommendation was not adopted by the mediator.

          (c) The party or parties requesting arbitration shall serve upon the other or others a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within ten (10) business days after receipt of such written demand and nomination, the other party or parties shall, in writing, nominate a competent disinterested person, and the two (2) arbitrators so designated shall, within ten (10) business days thereafter, select a third arbitrator. The three (3) arbitrators shall give immediate written notice of such selection to the parties and shall fix in said notice a time and place of the meeting of the arbitrators which shall be as soon as conveniently possible (but in no event later than ten (10) business days after the appointment of the third arbitrator), at which time and place the parties to the controversy shall appear and be heard with respect to the right, claim or cause of action.

          (d) In case the notified party or parties shall fail to make a selection upon notice within the time period specified in Section 11.8(c), the party asserting such claim shall appoint an arbitrator on behalf of the notified party. In the event that the first two (2) arbitrators selected shall fail to agree upon a third arbitrator within ten (10) business days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of any United States court of record having jurisdiction in the State of Maryland.

          (e) At arbitration, each party shall present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and shall also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators shall adopt as their determination with respect to such claim, right or cause of action, within ten (10) business days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), one of the recommendations submitted by the parties to the dispute and shall grant no other relief or remedy. The decision of said arbitrators, absent fraud, duress or manifest error, shall be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction.

          (f) The expense and cost of arbitration, including fees and expenses of counsel to the parties, shall be borne by the party or parties whose recommendation was not adopted by the arbitrator.

          (g)  Notwithstanding any other provisions of this
     Section 11.8, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action shall have no obligations under this Section 11.8 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the mediator or arbitrators pursuant to this Section 11.8 shall limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

          (h) Any reference to any judicial decision or determination by any court contained herein, in the Securityholders' Agreement, in the Debentures or in any other agreement executed pursuant hereto, shall include any decision of a mediator by which the parties have agreed to be bound, and any decision of arbitrators reached pursuant to this Section 11.8.

                  ARTICLE XII.  MISCELLANEOUS

          12.1 Amendments. This Agreement may be amended only by a writing executed by Buyer and the Representative, acting on behalf of Sellers.

          12.2 Entire Agreement.  This Agreement, the
Confidentiality Agreement dated September 14, 1999 between Bowles, Hollowell, Conner (on behalf of Sellers) and HON (the "Seller Confidentiality Agreement"), the letter agreement regarding confidentiality dated November 19, 1999 among HON, Allied, AFC, Madison, Minocqua and Bowles, Hollowell, Conner (together with the Seller Confidentiality Agreement, the "Confidentiality Agreements") and the other agreements expressly provided for herein and the Schedules hereto, set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

          12.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflicts of law doctrine. Each Seller hereby agrees to submit to the personal jurisdiction of the state or federal courts located in the State of Maryland, and hereby appoint the Representative, as its agent for purpose of service of process in any such state or federal court. Notwithstanding the foregoing, any party may initiate and prosecute any legal proceeding or seek enforcement of any judgment in any proper court having jurisdiction in the United States or elsewhere.

          12.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within twelve (12) hours after being sent by telecopy, with confirmed answerback, or (d) within one (1) business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

       To Sellers:       Philip T. Mercer
                         11208 Ridermark Row
                         Columbia, MD 21044

       With a copy to:   McGuire, Woods, Battle & Boothe LLP
                         7 St. Paul Street, Suite 1000
                         Baltimore, MD 21202
                         Fax No.:  (410) 659-4599
                         Attention:  James P. O'Hare

       To Buyer or HON:  Hearth Technologies Inc.
                         c/o HON INDUSTRIES Inc.
                         414 East Third Street
                         Muscatine, IA 52761
                         Attention:  Chief Financial Officer

       With a copy to:   HON INDUSTRIES Inc.
                         414 East Third Street
                         Muscatine, IA 52761
                         Attention:  General Counsel

                  and:   Jones, Day, Reavis & Pogue
                         77 West Wacker, 35th Floor
                         Chicago, Illinois 60601-1692
                         Fax No.:  (312) 782-8585
                         Attention:  Elizabeth C. Kitslaar

Any party by written notice to the others given in accordance with this Section 12.4 may change the address or the Persons to whom notices or copies thereof shall be directed.

       12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

       12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but no rights, obligations or liabilities hereunder shall be assignable by (a) any Seller without the prior written consent of Buyer, or (b) Buyer without the consent of the Representative.

       12.7 Waivers. Except as otherwise provided herein, Buyer or Sellers may waive in writing compliance by the other parties hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by law).
Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

       12.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person or entity other than Buyer, Sellers and the Representative any rights or remedies under or by reason of this Agreement.

       12.9 Schedules. The Schedules attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

       12.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

       12.11  Certain Definitions.

       (a) For purposes of this Agreement, the term "Affiliate" shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity.

       (b) For purposes of this Agreement and of any other Transaction Document, the phrases, "to the best knowledge", "knowledge", "Sellers' knowledge" or "Seller's knowledge" shall be deemed to include all information that is actually known after due inquiry or, in the exercise of reasonable diligence in light of the scope of such person's authority and responsibilities with any Company or Seller, should be known, by any of the following individuals: Mercer, Richard A. Grove, Jr., David E. Scott, James Setree or
  Cheri Taylor.

       12.12 Remedies Not Exclusive. Except with respect to matters for which a remedy is provided by Article XI, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

       12.13     Gender and Number.   The masculine, feminine or
neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

       12.14 Attorney's Fees. In the event of any dispute among the parties hereto arising out of or related to this Agreement involving mediation, arbitration and/or litigation, the parties agree, except as may be otherwise agreed by the parties or ordered by any mediator, arbitrator or court of competent jurisdiction, that the party or parties against whom a final determination is made will reimburse the other party or parties for all fees, costs and expenses of counsel incurred by such party or parties with respect to such mediation, arbitration and/or litigation.

       IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                            AMERICAN FIREPLACE COMPANY

                            By   /s/ P.T. Mercer
                              Philip T. Mercer, President


                            HEARTH & HOME, INC.

                            By   /s/ James E. Setree
                              James E. Setree, President


                            PHILIP T. MERCER

                            By   /s/ P.T. Mercer
                              Philip T. Mercer, as
                                Representative


                            HEARTH TECHNOLOGIES INC.

                            By   /s/ Daniel C. Shimek
                              Daniel C. Shimek, President


                            HON INDUSTRIES INC.

                            By   /s/  David C. Stuebe
                              David C. Stuebe
                              Vice President and Chief
                              Financial Officer